Execution Version

MASTER CREDIT AGREEMENT
dated as of December 21, 2009
among
EACH OF THE RESPECTIVE BORROWERS LISTED ON SCHEDULE I HERETO,
as Borrower,
and
BANK OF AMERICA, N.A., LONDON BRANCH,
and the other Lenders, if any, which are or may become parties hereto,
and
BANK OF AMERICA, N.A., LONDON BRANCH,
as Administrative Agent

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ii

iii

SCHEDULES

Schedule I	Borrower; Facility Limit
Schedule II	BRC
Schedule III	Lender Information
Schedule IV	Existing Credit Agreement; Existing Overflow Agreement
Schedule V	Daily Withdrawal Limit
Schedule 4.01(j)	Restrictive Agreements
Schedule 4.01(aa)	Subsidiaries
Schedule 5.02(a)	Existing Swap Contracts
Schedule 6.01(i)	Debt Default Threshold
Schedule 6.01(m)	Judgment Threshold
EXHIBITS

Exhibit A — Form of Pledge Agreement

Exhibit B — Form of Notice of Borrowing

Exhibit C — Form of Control Agreement

Exhibit D — Form of Consent and Acknowledgment Agreement

Exhibit E — Form of Assignment and Assumption Agreement

Exhibit F — Form of Opinions

Exhibit G — Form of Compliance Certificate

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MASTER CREDIT AGREEMENT
     This MASTER CREDIT AGREEMENT dated as of December 21, 2009, among each of the entities listed on Schedule I (each a “Borrower”), BANK OF AMERICA, N.A., LONDON BRANCH (“BANA”), the other lending institutions, if any, which are or may become, parties hereto (collectively with BANA, “Lenders”) and BANK OF AMERICA, N.A., LONDON BRANCH, as Administrative Agent for Lenders hereunder (“Administrative Agent”).
SEPARATE AGREEMENT PROVISION
     The parties have signed this Agreement, as one document, solely for administrative convenience and to avoid a multiplicity of documents. It is understood and agreed by Administrative Agent, each Lender, and each Borrower that this Agreement be construed as follows: this Agreement shall constitute a separate agreement between Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, as if each Borrower had executed a separate credit agreement naming only itself as the party to such separate agreement, and that no Borrower shall have any liability under this Agreement for the obligations of any other Borrower.
     For the avoidance of doubt (and except as set forth in Section 2.17(c)) (a) any references in this Agreement to a “Borrower” (which for the avoidance of doubt does not include references to “Separate Borrowers”) shall be deemed to refer only to such Borrower, (b) any references in this Agreement to “Facility”, with respect to any Borrower, shall be deemed only to refer to the Facility, on an individual basis, of such Borrower, (c) any references in this Agreement to “Obligations”, with respect to any Borrower, shall be deemed only to refer to the Obligations, on an individual basis, of such Borrower, (d) any reference to “Facility Limit”, with respect to any Borrower, shall be deemed to refer only to the Facility Limit of such Borrower, (e) any reference to an “Event of Default” with respect to a Borrower, shall deemed to refer to an “Event of Default” on an individual basis, of such Borrower, (f) any references to “Collateral”, with respect to any Borrower, shall mean the Collateral in which such Borrower owns or holds an interest, and shall not include any Collateral in which such Borrower does not own or hold an interest, (g) the Obligation secured by the Collateral of one Borrower shall not secure the Obligations of any other Borrower, and (h) no Borrower is a guarantor of any Obligations of any other Borrower. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and in the event that any such invalidity, illegality or unenforceability occurs with respect to any Borrower, this Agreement with respect to any other Borrower shall not be affected thereby. Further, if any Borrower terminates its Facility under this Agreement, this Agreement with respect to any other Borrower shall not be affected thereby.
     Notwithstanding the foregoing, at no time shall the aggregate amount of all the outstanding Commitments under the Facility of Borrower and all “Commitments” (as defined in each of the Separate Facility Documents) of the Separate Borrowers exceed the Master Facility Limit.
RECITALS
     WHEREAS, Borrower has requested that Lenders make loans to it, from time to time, in an aggregate principal amount not exceeding the Facility Limit (as hereinafter defined) to refinance the obligations under the Existing Credit Agreement and to finance the purchase of Qualifying Assets and to maintain the same, to pay placement fees, selling commissions and offering, organizational and loan facility expenses of Borrower, for short-term liquidity needs, and for other general working capital purposes, including payment of interest and fees hereunder, and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce Lenders to make Advances under this Agreement, the parties hereto agree as follows:
COMMON TERMS PROVISIONS
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Acceptable Securities” has the meaning of the securities described opposite the heading “Acceptable Securities” in the Private Placement Memorandum.
     “Act” has the meaning specified in Section 8.17.
     “Administrative Agent” has the meaning specified in the preamble hereto.
     “Advance” has the meaning specified in Section 2.01.
     “Advisers Act” means the Investment Advisers Act of 1940, as amended.
     “Advisers Act Event” means any event or circumstance by which the Investment Advisor, Manager or any of their respective officers, partners, managers or directors have (a) been subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act; (b) been “convicted” (as defined in Section 202(a)(6) of the Advisers Act) within the previous ten years of any matter described in Section 203(e)(2) or 203(e)(3) of the Advisers Act; (c) been Indicted, which has not been dismissed or otherwise vacated, of an act which could result in such Person being “convicted” (as defined in Section 202(a)(6) of the Advisers Act) of any matter described in Section 203(e)(2) or 203(e)(3) of the Advisers Act, or (d) been found by the Securities and Exchange Commission (or another Governmental Authority having competent jurisdiction that is referred to in the sections of the Advisers Act listed below), of having engaged in any conduct specified in any of Section 203(e)(1) or 203(e)(5) through 203(e)(9) of the Advisers Act.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies or the investment management policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agents” means, collectively, Administrative Agent, Collateral Agent, and Calculation Agent.
     “Aggregate Commitments” means the Commitments of all the Lenders.

     “Agreement” means this Master Credit Agreement.
     “Allocating Borrower” means one or more Separate Borrowers that have agreed to decrease their respective “Commitment” under their respective Facility for purposes of Section 2.17.
     “Alternate Rate” means the Federal Funds Rate.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.05), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.
     “BAC-ML Entity” means Bank of America Corporation, Merrill Lynch & Co., Inc. or any Affiliate thereof.
     “Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code.
     “Base Rate” means LIBOR plus the Spread, provided, however, if LIBOR is for whatever reason unavailable, Base Rate shall mean the Alternate Rate.
     “Belvedere Capital” means Belvedere Capital Fund Company LLC, a Massachusetts limited liability company.
     “Belvedere Equity Interests” means the Equity Interests of Belvedere Capital owned by Borrower and held in the Custody Account.
     “Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a “Plan” within the meaning of Section 4975(e)(1) of the Code, or (c) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Department of Labor Regulation Section 2510.3-101.
     “BMR” means Boston Management and Research, a business trust organized and existing under the laws of the Commonwealth of Massachusetts and a Subsidiary of Eaton Vance.
     “Board” means the Board of Governors of the Federal Reserve System.
     “Borrower” has the meaning specified in the preamble hereto.
     “BRC” means the Person listed across from Borrower on Schedule II.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state, providence, or country where Administrative Agent’s office (as set forth in Section 8.02) is located and dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Calculation Agent” means Administrative Agent (or any Affiliate or designee of Administrative Agent) and its successors and permitted assigns, which shall have sole responsibility for calculating all interest rates, fees, Values and any other item in which a numerical computation is required hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein, and of notifying

Borrower of each such calculation or determination; provided, however, Calculation Agent shall have responsibility for calculating Value in respect of Collateral solely in cases (i) where the NAV of Belvedere Capital or the Portfolio is calculated in a manner that is not in compliance with the respective Organization Documents or the Offering Documents of Belvedere Capital or the Portfolio, as applicable, (ii) where the assets or properties of Borrower, including any other securities, are accepted as Collateral and such assets or properties are not Cash, Cash Equivalents or Belvedere Equity Interests, (iii) where it stated in this Agreement to be in the reasonable discretion of Calculation Agent, or (iv) where it is otherwise set forth in this Agreement to be determined by a Person, other than Calculation Agent. Except as set forth above, calculations and determinations shall be effected by Calculation Agent in its sole discretion and shall be conclusive absent manifest error.
     “Cash” means all cash at any time and from time to time deposited in the Custody Account.
     “Cash Equivalents” means (a) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper or repurchase obligations for underlying securities of the types described in clause (a) entered into with, any Lender or any commercial bank having a short-term deposit rating of at least A 1 or the equivalent thereof by Standard & Poor’s Corporation or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., (c) any Advisers Act governed, Dollar denominated, open-end money market fund that publishes daily net asset values and is managed by Eaton Vance or a Subsidiary thereof, or (d) or any fund which is acceptable to Administrative Agent in its sole discretion.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means:
     (a) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, or all or substantially all of Eaton Vance’s properties or assets and those of Eaton Vance’s Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Eaton Vance or one or more of Eaton Vance’s Subsidiaries;
     (b) the adoption of a plan relating to Eaton Vance’s liquidation or dissolution; or
     (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Permitted Holders own less than 50% of Eaton Vance’s Voting Stock, measured by voting power rather than number of shares, and (ii) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of more of Eaton Vance’s Voting Stock than the Permitted Holders, measured by voting power rather than number of shares.
Notwithstanding the foregoing, a transaction effected to create a holding company for Eaton Vance will not be deemed to involve a Change in Control if (1) pursuant to such transaction Eaton Vance becomes a controlled Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of Eaton Vance’s Voting Stock immediately prior to such transaction.
     “Change of Management” means any event or circumstance whereby (a) (i) Investment Advisor resigns or is removed as the investment manager of Borrower or the investment adviser of the Portfolio or as manager for Belvedere Capital, or otherwise ceases to have substantial involvement in the day-to-day operations of Borrower, the Portfolio, or Belvedere Capital, or (ii) Manager resigns or is removed as the manager of Borrower; except in any of the foregoing cases: (A) to the extent consented to by Administrative Agent in accordance with Section 5.02(h) or (B) as a result of any internal reorganization or restructuring; provided, that (x) such reorganization or restructuring is in accordance with Section 5.02(h)(ii) and (y) any replacement of Investment Advisor or Manager as a result of such reorganization or restructuring (1) is a direct or indirect Subsidiary wholly owned by Eaton Vance, (2) has or its personnel have, substantially similar management experience to Manager (in the case of the Manager) or investment advisory experience to Investment Advisor (in the case of the Investment Advisor), (3) has a financial condition at least comparable to that of Manager (in the case of the Manager) or Investment Advisor (in the case of the Investment Advisor), (4) is registered as an investment adviser under the Advisers Act and (5) is not subject to any Advisers Act Event; or (b) any “person” or “group” (other than Eaton Vance or any Affiliate of Eaton Vance) (within the meaning of Section 13(d) and 14(d) of the Exchange Act) on or after the date hereof becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of 50% or more of the total voting power of the Investment Advisor or the Manager or otherwise has the power to direct or cause the direction of the management or policies of the Investment Advisor or the Manager, respectively.
     “Closing” has the meaning set forth in the Private Placement Memorandum.
     “Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with this Agreement, which date shall not be later than December 31, 2009.
     “Code” means the U.S. Internal Revenue Code of 1986.
     “Collateral” means (a) the Custody Account and any Cash, Cash Equivalents, Pledged Securities (including the economic and non-economic benefits thereof) and any other asset which may from time to time be deposited, credited, held or carried in such Custody Account; and (b) all proceeds (as defined in the New York Uniform Commercial Code) of any and all of the foregoing (including proceeds that constitute property of the types described in subsection (a) above of this definition), and proceeds of proceeds; provided, however, that “Collateral” shall not include Qualifying Assets or Excluded Equity Interests.
     “Collateral Agent” means ML Pro, in its capacity as collateral agent.
     “Collateral Requirement” means, at any time, (a) all steps required under applicable Law or requested by Administrative Agent or Collateral Agent to ensure that the Pledge Agreement and the Control Agreement create a valid, first priority, perfected Lien (subject only to the Permitted Liens) on all of the Collateral shall have been taken, and (b) that all Belvedere Equity Interests shall be registered in the name of “State Street Bank and Trust Company for the benefit of [Borrower]”.
     “Commitment” means, as to each Lender, its obligation to make loans to Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule III with respect to Borrower or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be decreased or increased from time to time in accordance with this Agreement.
     “Commitment Fee” has the meaning specified in Section 2.06(b).
     “Consent and Acknowledgment Agreement” means the consent and acknowledgment agreement dated as of the Initial Funding Date among Collateral Agent, Borrower, and Belvedere Capital in the form of Exhibit D whereby Belvedere Capital, among other things, consents to the pledge of the Belvedere Equity Interests.
     “Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject other than pursuant to this Agreement.
     “Control Agreement” means the control agreement dated as of the Initial Funding Date among Borrower, the Custodian, and Collateral Agent in the form of Exhibit C.
     “Custodian” means State Street Bank and Trust Company, or its designee or nominee, as successor by operation of law to Investors Bank and Trust Company, acting in its capacity as custodian.
     “Custody Account” means that certain custody account established and maintained by Custodian pursuant to the Custody Agreement.
     “Custody Agreement” means the custody agreement, between Borrower and Custodian in effect on the Closing Date, and any replacement agreement between Borrower and any successor Custodian.
     “Daily Withdrawal Limit” means the amount set forth on Schedule V.
     “Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) the obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables and other accounts payable incurred in the ordinary course of business of such Person), (d) capital lease obligations and Synthetic Lease Obligations of such Person, (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is of limited recourse, (f) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) all obligations of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, (i) the net obligations of such Person under derivative transactions (including, but not limited to, under Swap Contracts) or commodity transactions, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (k) Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means an event that, with notice or lapse of time or both, would become an Event of Default.
     “Defaulting Lender” means any Lender that, as determined by Administrative Agent, (a) has failed to perform its obligation to fund any portion of any Advance within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise has failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.18.
     “Disclosing Party” has the meaning specified in Section 8.12.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Early Termination Fee” has the meaning specified in Section 2.06(d).
     “Eaton Vance” means Eaton Vance Corp., a Maryland corporation.
     “Eligible Collateral” means (i) the Belvedere Equity Interests, (ii) Cash, (iii) Cash Equivalents, and (iv) other Equity Interests or assets acceptable to Collateral Agent in its sole discretion; in each case owned by Borrower and held in the Custody Account; provided, however, that any portion of Belvedere Equity Interests attributable to securities held by the Portfolio (a) issued by issuers primarily engaged in any one industry or line of business, that exceed 25% of all such securities so held by the Portfolio, or (b) issued by a single issuer that exceeds 5% of the outstanding securities of such single issuer, do not constitute Eligible Collateral and shall be excluded from the definition of “Eligible Collateral”.

     “Employees” means, at any time, individuals who are devoting substantially all of their business and professional time to Eaton Vance’s activities or any of Eaton Vance’s Subsidiaries or any individuals who, within 270 days prior to such date of determination, devoted substantially all of their business and professional time to Eaton Vance or any of Eaton Vance’s Subsidiaries, and the estates and legal representatives of such individuals.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, the shares of capital stock, membership interest, or partnership interest of (or other ownership or profit interests in) such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “EVD” means Eaton Vance Distributors, Inc., a Massachusetts corporation.
     “Events of Default” has the meaning specified in Section 6.01; provided, however, that an Event of Default shall not to be deemed to have occurred to the extent it is expressly waived by Lenders in writing pursuant to Section 8.01.
     “Excess Amount” means an amount equal to the difference between a Lender’s Commitment and the aggregate outstanding amount of the Advances made by such Lender.
     “Excess LTV” means, as of any date of determination, the difference (if positive) between (i) the Value of the Eligible Collateral and (ii) (A) the sum of the Total Accrued Loan Amount, plus the obligations owed by Borrower to any Lenders or any of their Affiliates under any Swap Contract (as determined by Calculation Agent in its sole discretion), multiplied by (B) two (2).
     “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the Securities Exchange Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations.
     “Exchange Business Day” means any day on which the New York Stock Exchange is open and conducting business.
     “Excluded Equity Interest” means any Equity Interest in BRC.

     “Excluded Taxes” means any Tax or Taxes to the extent (a) based on or measured by net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or in which its principal office is located or in which its applicable Lending Office is located, (b) attributable to a failure by such Lender to perform or observe its covenants under Section 2.12(e), and (c) in the case of a Foreign Lender that is an assignee of a Lender, (other than an assignee pursuant to a request by Borrower under Section 2.16(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto except to the extent that such Foreign Lender (or its assignor, if any) would have been subject to such withholding Tax had such transfer not occurred.
     “Existing Credit Agreement” means that certain Loan and Security Agreement by and between Borrower and Dresdner Kleinwort Holdings I, Inc., as further described on Schedule IV.
     “Existing Overflow Agreement” means the Loan and Security Agreement by and among Borrower, the BAC-ML Entities serving as agent and swap provider thereunder, and the lenders referred to therein, as further described on Schedule IV.
     “Existing Swap Contract” means the ISDA Master Agreement, including the schedule and all exhibits thereto, and any “Transactions” and “confirmations” thereunder which shall supplement, form a part of and be subject to the ISDA Master Agreement, by and between Merrill Lynch Capital Services, Inc. and Borrower.
     “Facility” means, with respect to a Borrower, the credit facility contemplated by this Agreement.
     “Facility Documents” means, collectively, this Agreement, the Pledge Agreement, the Control Agreement, the Custody Agreement, each document delivered pursuant to the Collateral Requirement and each other agreement or instrument executed or delivered in connection herewith or therewith.
     “Facility Limit” means, with respect to Borrower, the applicable amount set forth on Schedule I for Borrower.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A, on such day on such transactions as determined by Administrative Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 8.04(b).
     “Indicted” means (a) with respect to a Governmental Authority in a jurisdiction in the United States, indicted and (b) with respect to a Governmental Authority in a jurisdiction outside of the United States, criminally charged by such Governmental Authority under the Laws of such Governmental Authority.
     “Initial Funding Date” means the date on which Lenders make the initial Advance to Borrower in accordance with Section 2.01(a), and all of the conditions in Article III shall have been satisfied or waived in accordance with this Agreement.

     “Interest Period” means, each of (a) the period commencing on the Initial Funding Date and ending 30 days thereafter, and (b) each consecutive 30-day period thereafter.
     “Investment Advisor” means BMR in its capacity as the investment advisor of Borrower.
     “Investment Advisory Agreement” means the investment advisory agreement dated between Borrower and the Investment Advisor in effect on the Closing Date, and any replacement agreement between Borrower and any successor Investment Advisor.
     “Judgment Currency” has the meaning specified in Section 8.15.
     “Law” means any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, of a Governmental Authority.
     “Lender” means each Lender listed on the signature pages of this Agreement and any other Person that becomes a Lender in accordance with Section 8.05.
     “Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule III or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.
     “LIBOR” means the rate for deposits in Dollars for a period of three (3) months as appearing on British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of each Interest Period. If such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Advance being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A., London Branch, to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.
     “Lien” means any lien, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement including, but not limited to, the lien or retained security title of a conditional vendor and the interest of a lessor under a lease intended as security.
     “LTV Breach” means, as of any date of determination, the actual LTV Ratio (as determined by Calculation Agent) equals or exceeds the Maximum LTV Ratio.
     “LTV Breach Notice” has the meaning specified in Section 2.09(c).
     “LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) the sum of (i) the Total Accrued Loan Amount and (ii) the obligations owed by Borrower to any Lender or any of its Affiliates under any Swap Contract (as determined by Calculation Agent in its sole discretion), divided by (b) the Value of the Eligible Collateral.

     “Manager” means Eaton Vance Management, a business trust organized and existing under the laws of the Commonwealth of Massachusetts, and its successors and assigns.
     “Master Facility Limit” means $1,125,000,000.
     “Material Adverse Effect” means a material adverse effect, the occurrence of which in each case, shall be determined by Administrative Agent in its reasonable discretion, on (a) the ability of Borrower to perform any of its obligations under any of the Facility Documents, (b) the legality, validity or enforceability of any provision of this Agreement or any other Facility Document, (c) the business, condition (financial or otherwise), assets, or results of operations of Borrower, Belvedere Capital, Investment Advisor, or the Portfolio, or (d) the Value of, or the priority of Collateral Agent’s, Administrative Agent’s, any Lender’s or any Secured Swap Counterparty’s security interest, in the Collateral securing the obligations of Borrower under this Agreement.
     “Maturity Date” means the earlier of: (a) date established by the party terminating the Facility pursuant to a notice of termination as provided for in Section 2.03(b); and (b) the date on which the Commitments, with respect to Borrower, otherwise terminate pursuant to the terms of this Agreement.
     “Maximum Lawful Rate” has the meaning specified in Section 2.07(b).
     “Maximum LTV Ratio” means an LTV Ratio of 50%.
     “Minimum Utilization Amount” means 60% of the Facility Limit.
     “Minimum Utilization Fee” has the meaning specified in Section 2.06(c).
     “ML Pro” means Merrill Lynch Professional Clearing Corp.
     “NAV” means, as of any date of determination, with respect to Borrower, Belvedere Capital, or the Portfolio, as applicable, the net asset value for such Person as determined in accordance with such Person’s Organization Documents and Offering Documents and applicable Law.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Obligations” means the Advances to, and all debts, liabilities, obligations, covenants and duties of, Borrower arising under any Facility Document or otherwise with respect to the Advances or any Secured Swap Contract, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Offering Documents” means, as applicable, for any Person, such Person’s private placement memorandum, prospectus, registration statement or any other similar offering document and any related shareholder reports.
     “Organization Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, memorandum and articles of association, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, subscription agreement, side letters, if any, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Facility Document.
     “Permitted Belvedere Capital Debt” means fee and expense obligations to Custodian under the Custody Agreement and to Manager or one of its Subsidiaries under the Investment Advisory Agreement which are not overdue for a period in excess of thirty (30) days, provided that such non-payment shall not have resulted in the cessation of services under, or the Custodian or the Manager failing to comply in all material respects with the provisions of, the Custody Agreement or the Investment Advisory Agreement, as applicable.
     “Permitted Belvedere Capital Liens” means Liens on the assets of Belvedere Capital, imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been taken and Liens securing Permitted Belvedere Capital Debt.
     “Permitted Debt” means the Debt permitted under Section 5.02(a).
     “Permitted Holders” means (i) Eaton Vance, (ii) one or more of Eaton Vance’s Subsidiaries, (iii) any Employee and (iv) a voting trust having a majority of its trustees who are Employees and a majority of holders of its trust certificates or holders of uncertificated interests in such voting trust who are Employees.
     “Permitted Liens” means Liens permitted under Section 5.02(b).
     “Permitted LOC Obligations” means the obligations of Borrower to reimburse any bank or financial institution issuing a letter of credit for the account of Borrower or BRC for draws under one or more standby letter of credits issued by such bank for the account of Borrower or BRC, the proceeds of which shall be used solely for (i) accrued costs and expenses associated with the acquisition or maintenance of Qualifying Assets, (ii) funding re-leasing efforts with respect to certain real estate assets described in the Private Placement Memorandum of Borrower or any Subsidiary of Borrower, (iii) funding escrowed operating expenses of certain real estate assets described in Borrower’s Private Placement Memorandum which is owned by Borrower or a Subsidiary of Borrower, and (iv) other similar purposes; provided, that the aggregate face amount of all such letters of credit outstanding at any time shall not exceed $2,000,000.
     “Permitted Swap Contracts” means any and all (a) interest rate swaps to hedge interest rate exposure in connection with the Facility, (b) non-speculative equity swap and collar transactions to hedge Borrower’s applicable exposure to the Portfolio, (c) any other swap transaction entered into with a BAC-ML Entity, and (d) any swap contracts listed on Schedule 5.02(a), in each case subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.; provided, however, that any Permitted Swap Contract entered into with a Person other than a BAC-ML Entity shall be (x) unsecured, (y) secured by cash deposits (other than Cash), or (z) subject to an intercreditor agreement acceptable to Administrative Agent, in its sole discretion.

     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Pledge Agreement” means that certain Pledge Agreement, dated as of the Initial Funding Date, between Borrower and Collateral Agent, in the form of Exhibit A.
     “Pledged Securities” means all securities and security entitlements held in the Custody Account and all Belvedere Equity Interests and all other Equity Interests of any Person owned by Borrower and held in the Custody Account.
     “Portfolio” means the Tax-Managed Growth Portfolio, an open-end management investment company (Investment Company Act File Number: 811-07409).
     “Private Placement Memorandum” means the Confidential Private Placement Memorandum of Borrower, including the addendums, supplements and informational statements incorporated therein, if any (including any shareholder reports).
     “Protected Party” has the meaning specified in Section 8.12.
     “Qualifying Assets” means investments of Borrower held either directly or through a controlled Subsidiary that do not constitute “stock and securities” that are “held for investment” as such terms are defined in Section 351 of the Code and Treasury Regulation Section 1.351-1(c).
     “Ratable Share” or “Ratably” means as to each Lender, with respect to such Lender’s Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the total Commitments at such time. If the commitment of each Lender to make Advances has been terminated, then the Ratable Share shall be determined based on the Ratable Share of such Lender most recently in effect. The initial Ratable Share of each Lender with respect to Borrower is set forth opposite the name of such Lender and such Borrower on Schedule III.
     “Recourse Obligations” means a Contractual Obligation of Borrower to make a payment to any creditor or obligee in connection with any mortgage debt obligation in respect of direct or indirect investments in certain real estate assets described in the Offering Documents which obligations are generally without recourse to Borrower, subject to customary carve-outs (on terms and conditions consistent with the past practice of Borrower and similar entities advised by the Investment Advisor or an Affiliate thereof) which permit such obligee to seek payments from Borrower under certain circumstances such as fraud, willful misconduct, breach of material representation or covenant, misappropriation of funds, intentional waste, unauthorized transfer of assets and liabilities arising from environmental conditions involving the properties which are the subject of such investments.
     “Recourse Subsidiary” means any Subsidiary that has entered into, undertaken or assumed any Contractual Obligation in connection with which Borrower is subject to a Recourse Obligation.
     “Register” has the meaning specified in Section 8.05(f).
     “Regulation T” means Regulation T issued by the Board.

     “Regulation U” means Regulation U issued by the Board.
     “Regulation X” means Regulation X issued by the Board.
     “Regulatory Event” means (a) any investigation made by any Governmental Authority for an intentional violation or breach of Law by Borrower, Manager, Belvedere Capital, the Portfolio, the Investment Advisor or an Employee that is likely to result in a Material Adverse Effect to Borrower, Belvedere Capital, the Portfolio or the Investment Advisor, (b) the revocation, suspension or termination of any material license, permit or approval held by Borrower, Belvedere Capital, the Portfolio or the Investment Advisor and in the case of Investment Advisor, a Replacement has not been found pursuant to Section 5.02(h), or (c) with respect to the Investment Advisor or the Manager, the occurrence of any Advisers Act Event.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Replacement” has the meaning set forth in Section 5.02(h).
     “Reports” means, collectively, the following reports: (a) a daily trial balance, including a calculation of the NAV of Borrower, Belvedere and the Portfolio and the number of Belvedere Equity Interests owned by Borrower and held in the Custody Account, delivered by Custodian to Calculation Agent and Administrative Agent on or before 12:00 p.m. (New York City time) as and for the close of the previous Exchange Business Day, from and after the Initial Funding Date; (b) a daily position report of the Portfolio detailing all positions held by the Portfolio and designation those of such positions contributed from Borrower, delivered to Calculation Agent and Administrative Agent on or before 12:00 p.m. (New York City time) as and for the close of the previous Exchange Business Day, from and after the Initial Funding Date; (c) a weekly Custody Account report describing the assets on deposit in the Custody Account (other than Cash) delivered to Calculation Agent and Administrative Agent on or before 12:00 p.m. (New York City time) on the last Exchange Business Day of each calendar week, as and for the previous calendar week, from and after the Initial Funding Date; (d) a monthly reporting package prepared by Investment Advisor or Manager containing an accounting of all Swap Contracts, and such other information as Administrative Agent may request from time to time delivered to Calculation Agent and Administrative Agent within 20 days of the end of each calendar month, as and for the previous calendar month; and (e) a calculation of the LTV Ratio delivered to Calculation Agent and Administrative Agent on the first Exchange Business Day of each calendar month for the immediately preceding month-end.
     “Representatives” has the meaning set forth in Section 8.12.
     “Requesting Borrower” has the meaning set forth in Section 2.17.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Advances has been terminated pursuant to Section 2.03 or Article VI, Lenders holding in the aggregate more than 50% of the Total Loan Amount; provided, however, that the Commitment of, and the portion of the Total Loan Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

     “Secured Swap Contract” means any Permitted Swap Contract that is between Borrower and a BACML Entity provided that such Permitted Swap Contract either (a) is in existence as of the date hereof or (b) is entered into at a time when a BAC-ML Entity is a Lender under this Agreement.
     “Secured Swap Counterparty” means each BAC-ML Entity that is a swap counterparty under a Secured Swap Contract.
     “Separate Borrowers” means each Person, other than Borrower, named on Schedule I.
     “Separate Facility Documents” means, with respect to a Separate Borrower, this Agreement and the related documents executed by such Separate Borrower.
     “Set-off Party” has the meaning specified in Section 8.14.
     “Shareholder” shall have the meaning given to such term in the Private Placement Memorandum.
     “Spread” means 1.75% (175 bps) per annum.
     “Stated Rate” has the meaning specified in Section 2.07(b).
     “Structuring Fee” has the meaning specified in Section 2.06(a).
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
     “Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances plus all accrued and unpaid interest in respect thereof under the Facility.
     “Total Assets” means, for any Person as of any date, such Person’s total assets determined in accordance with GAAP.
     “Total Liabilities” means, for any Person as of any date, all obligations required by GAAP to be classified as liabilities upon the balance sheet of such Person including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of such Person.
     “Total Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances under the Facility.
     “United States” and “U.S.” mean the United States of America.
     “Value” means, as of any date of determination, (a) with respect to Cash, the amount of such Cash, (b) with respect to Cash Equivalents, the face amount of such Cash Equivalents, (c) with respect the Belvedere Equity Interests, the NAV of Belvedere Capital, divided by the number of Belvedere Equity Interests owned by Borrower and held in the Custody Account, and (d) with respect to all other assets or properties of Borrower including any other securities accepted as Collateral, the value thereof as determined by Calculation Agent in its sole discretion. Notwithstanding the foregoing, to the extent the NAV of Belvedere Capital is calculated in a manner that is not consistent with the Organization Documents or the Offering Documents of Belvedere Capital or is not calculated in accordance with applicable Law, then Calculation Agent may determine the Value of the Eligible Collateral in its sole discretion.
     “Voting Stock” as applied to the stock of any Person, means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
SECTION 1.02. Computation of Time Periods. In this Agreement, for purposes of the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and Borrower shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.04. Principles of Construction.
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advances.
     (a) Each Lender severally agrees, on the terms and conditions set forth herein, to make loans in Dollars to Borrower (each such loan, an “Advance”), from time to time, on any Business Day during the period from January 1, 2010 until the Maturity Date; provided, however, that no Lender shall be obligated to make an Advance following the occurrence of an Default or Event of Default; and provided further that the aggregate amount of all Advances outstanding hereunder, at any time, from time to time, shall not exceed the Facility Limit.

     (b) Each Advance shall be in an aggregate amount not less than $1,000,000, and shall be made available by Lenders’ Ratably. Within the limits of each Lender’s Commitment and subject to the conditions set forth in Article III and the other terms and conditions set forth herein, Borrower may from time to time borrow, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.
SECTION 2.02. Making the Advances.
     (a) (i) Each Advance shall be made on notice, given no later than 12:00 noon, New York City time, on the third Business Day prior to the date of such proposed Advance by Borrower to Administrative Agent, who shall give to each Lender prompt notice thereof.
     (ii) Each such notice of an Advance (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B, specifying therein the requested (x) date of such Advance, (y) the amount of such Advance and (z) the account to which such Advance shall be made. If a Notice of Borrowing is not given by the time referred to in Section 2.02(a)(i), it shall be deemed to have been given on the next following Business Day.
     (b) Each Notice of Borrowing shall be irrevocable and binding on Borrower. Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender or its Affiliates as a result of any failure by Borrower to borrow such Advance (including, without limitation, as a result of Borrower’s failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article III) and the liquidation or re-employment of deposits or other funds acquired by each Lender to fund any Advance to be made by such Lender as part of such borrowing. A certificate of any Lender as to the amount of such losses, costs and expenses, submitted to Borrower and Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such losses, costs and expenses, absent manifest error.
     (c) Each Lender shall, before 1:00 p.m., New York City time, on the date of such Advance, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Ratable Share of such Advance. After Administrative Agent’s receipt of such funds (regardless of whether it shall have received funds from all Lenders) and upon fulfillment of the applicable conditions set forth in Article III, Administrative Agent will make such funds as it has received available to Borrower by depositing such funds into the account specified in the applicable Notice of Borrowing; provided, however, that Administrative Agent may net any Advance due to Borrower against any interest payment payable hereunder. The failure of any Lender to make its Ratable Share of such Advance shall not relieve any other Lender of its obligation to make its Ratable Share of such Advance on the date of such borrowing, provided that no Lender shall be responsible for the failure of any other Lender to make its Ratable Share of such Advance on the date of any Advance. If any Lender fails to make its Ratable Share of such Advance, it shall, to the fullest extent permitted by applicable Law, no longer have any rights (other than the right to be indemnified by Borrower hereunder or to be repaid any Advances it had previously made, together with accrued and unpaid interest thereon and outstanding fees, if any, when due and payable in accordance with the terms of this Agreement), but, under this Agreement, shall continue to have all obligations as a Lender under this Agreement.

SECTION 2.03. Term and Termination of Facility.
     (a) Term of Facility. The initial term of this Agreement shall commence on the Initial Funding Date and shall continue until the date that is eighteen (18) months from the Initial Funding Date (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement, or if the Initial Funding Date does not occur by April 1, 2010, then this Agreement shall terminate on April 1, 2010. Upon expiration of the Initial Term, the Facility and the Commitments shall automatically renew for successive 180 day periods, unless terminated earlier in accordance with this Section 2.03.
     (b) Termination by Borrower. Borrower shall have the right upon at least 30 days’ prior written notice to Administrative Agent, or upon such notice period as mutually agreed to by Administrative Agent and Borrower, to permanently terminate or reduce the Commitments, in whole or in part, so long as, (i) Borrower shall pay the Early Termination Fee, if any, to Administrative Agent for the benefit of Lenders concurrently with the delivery of such notice and (ii) on the effective date of such termination or reduction, any portion of the outstanding principal amount of all Advances in excess of the Aggregate Commitments after giving effect to such termination or reduction, all accrued but unpaid interest therein, and all fees, expenses and any other amounts due hereunder or under any other Facility Document with respect to the terminated or reduced Commitments are paid in full on the effective date of such termination. Notwithstanding the foregoing, Borrower shall not be required to pay an Early Termination Fee with respect to a termination or reduction of the Commitments to the extent that the Facility Limit, after giving effect to such termination or reduction (or portion thereof, if applicable) is greater than or equal to an amount equal to 85% of the Facility Limit on the Closing Date. Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Commitments. Any termination or reduction of the Commitments shall be applied to the Commitment of each Lender according to its Ratable Share and shall automatically result in a reduction of the Facility Limit. Promptly after the effective date of any such termination or reduction, Administrative Agent shall amend the Register to reflect the then current Commitments and Ratable Share of each Lender and the Facility Limit.
     (c) Termination by Administrative Agent. Administrative Agent, on behalf, or at the direction, of Lenders shall have the right, upon at least 180 days’ prior written notice to Borrower, or upon such notice as may be mutually agreed to by Administrative Agent and Borrower, to permanently terminate in full (but not in part) the Commitments and the Facility; provided, however, that the Commitments and the Facility may not be terminated by Administrative Agent until the Initial Term has expired unless an Event of Default shall have occurred. Furthermore, the Commitments hereunder shall terminate if the initial Advance for Borrower is not made on or before April 1, 2010 (unless extended by all Lenders in writing), and this Agreement shall be automatically terminated on April 2, 2010 (unless extended by all Lenders in writing) with respect to Borrower. All outstanding Advances, all accrued but unpaid interest, all fees, expenses and any other amounts due hereunder or under any other Facility Document shall be paid in full on the effective date of such termination. Once such Facility termination has occurred, neither the Commitments nor the Facility may be reinstated and shall cease to have further effect (except as otherwise provided in Section 8.10).
SECTION 2.04. Repayment of Advances. Borrower shall repay the principal amount of each Advance, and each Advance shall mature, on the Maturity Date.

SECTION 2.05. Interest.
     (a) Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Base Rate as determined below. Interest which accrues during each Interest Period shall be payable monthly in arrears on the first Business Day of the immediately following Interest Period and on the Maturity Date (each an “Interest Payment Date”). The total amount of interest due each Interest Payment Date shall be computed by Calculation Agent on the Business Day immediately preceding such Interest Payment Date. The Base Rate (i) with respect to LIBOR, shall be computed two (2) Business Days preceding any given Interest Period and (ii) with respect to the Alternate Rate, as of each Business Day, in each case by Calculation Agent based on a year of 360 days and actual days elapsed in the period for which interest is payable.
     (b) Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred, Borrower shall pay, on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:
     (i) the unpaid principal amount of each Advance, at a rate per annum equal at all times to two percent (2%) per annum above the Base Rate; and
     (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full) at a rate per annum equal at all times to two percent (2%) per annum above the Base Rate.
For the avoidance of doubt, a waiver by the Lenders of an Event of Default shall not effect the accrual of, or any amounts due with respect to, default interest payable by Borrower hereunder prior to the date of such waiver unless the Lenders expressly provide therefor in writing.
SECTION 2.06. Fees.
     (a) Structuring Fee. Borrower shall pay a structuring fee (the “Structuring Fee”) to Administrative Agent in an amount equal to 0.25% (25 basis points) of the Facility Limit, such Structuring Fee to be due and payable in full on the earlier of the Initial Funding Date or the Maturity Date.
     (b) Commitment Fee. Borrower agrees to pay Administrative Agent for the account of each Lender Ratably a commitment fee (the “Commitment Fee”) on the average daily undrawn portion of the Commitment of each such Lender (in excess of the Minimum Utilization Amount) from January 1, 2010 through and including the Maturity Date at a rate per annum equal to 0.25% (25 basis point) per annum on or before the Initial Funding Date and 0.40% (40 basis points) per annum thereafter, calculated on the basis of actual days elapsed and a year of 360 days and payable quarterly in arrears on the first Business Day of each calendar quarter and on the Maturity Date.

     (c) Minimum Utilization Fee. Borrower agrees to pay Administrative Agent for the account of each Lender Ratably a minimum utilization fee (the “Minimum Utilization Fee”) in an amount equal to the difference, if positive, between the Minimum Utilization Amount and the average daily Total Loan Amount during the previous calendar month, multiplied by 1.60% (160 basis points) per annum, calculated on the basis of actual days elapsed and a year of 360 days, which shall be payable monthly in arrears on the first Business Day of each month (commencing on the earlier of (i) the first Business Day of the first full calendar month immediately following the Initial Funding Date or (ii) April 1, 2010) and on the Maturity Date.
     (d) Early Termination Fee. In connection with any early termination of the Facility by Borrower pursuant to Section 2.03(b) or by Administrative Agent pursuant to Article VI which occurs on or before October 29, 2010, Borrower shall pay to Administrative Agent, for the account of each Lender Ratably, simultaneously with the repayment of all other amounts owing by Borrower under this Agreement, an early termination fee (the “Early Termination Fee”) in an amount equal to the result of the Facility Limit multiplied by 0.90% (90 basis points). For the avoidance of doubt, nothing contained in this Section 2.06(d) shall be deemed to limit the effectiveness of the second sentence of Section 2.03(b).
SECTION 2.07. Maximum Interest.
     (a) In no event shall the interest charged with respect to any Advance or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction.
     (b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.
     (c) In no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.
     (d) If any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Advances or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

SECTION 2.08. Interest Rate Determinations. Upon receipt by Administrative Agent of a Notice of Borrowing and upon the request of Borrower, Administrative Agent shall give notice to Borrower of the applicable interest rates determined by Calculation Agent for the purposes of Section 2.06.
SECTION 2.09. Prepayments of Advances; Redemption; Withdrawal from Custody Account.
     (a) Borrower may at any time prepay the outstanding principal amounts of the Advances, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon irrevocable notice thereof. Such notice shall be given to Administrative Agent by Borrower not later than 1:00 p.m. (New York City time) on the date two (2) Business Days prior to the date of any such prepayment; provided, however, that each partial prepayment of any borrowing shall be in an aggregate principal amount of not less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
     (b) If, with respect to any Lender, the aggregate amount of the outstanding Advances made by such Lender to Borrower is greater than an amount equal to such Lender’s Commitment to Borrower, the Excess Amount shall be immediately due and payable to the relevant Lender by Borrower.
     (c) If an LTV Breach occurs, Administrative Agent may notify Borrower of the occurrence of such LTV Breach (such notice, an “LTV Breach Notice”). If Administrative Agent delivers an LTV Breach Notice to Borrower, Borrower shall (i) not later than (A) 5:00 p.m. (New York City time) on the date Administrative Agent delivers such LTV Breach Notice if such LTV Breach Notice is delivered on or before 12:00 p.m. (New York City time) or (B) 12:00 p.m. (New York City time) on the next succeeding Business Day if such LTV Breach Notice is delivered after 12:00 p.m. (New York City time), provide Administrative Agent with written evidence that Borrower has submitted a redemption notice to Belvedere Capital and Belvedere Capital has made a corresponding redemption request to the Portfolio in an amount sufficient to cause the actual LTV Ratio to be less than Maximum LTV Ratio, and (ii) as soon as received, but in no event later than five (5) Exchange Business Days from the date Administrative Agent delivers the LTV Breach Notice to Borrower (or six (6) Exchange Business Days to the extent delivered after 12:00 p.m. (New York City time)), deposit the cash generated from such redemption or, in lieu of Cash, a Diversified Basket of Securities (as defined in the Private Placement Memorandum) or contributed securities, as applicable.
     (d) Subject to the withdrawal mechanics set forth in the Pledge Agreement, Borrower shall be permitted to withdraw Collateral from the Custody Account on any Exchange Business Day provided that (i) no Default (including an LTV Breach) or Event of Default has occurred or would occur after giving effect to the withdrawal, and (ii) Administrative Agent has provided Borrower and Custodian with its prior written consent to any withdrawals that would be, collectively or individually, in excess of the Daily Withdrawal Limit. Notwithstanding the above, so long as no Default (including an LTV Breach) or Event of Default has occurred or would result therefrom, Administrative Agent hereby agrees to consent to any withdrawals of Collateral in excess of the Daily Withdrawal Limit to the extent such withdrawals or the proceeds thereof are to be used to immediately pay down the Obligations.
SECTION 2.10. Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or
     (ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Advance made hereunder;
and the result of any of the foregoing shall be to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that Borrower shall not be required to compensate Administrative Agent for any such amounts incurred or accrued more than six (6) months prior to Borrower’s receipt of notice of such increased costs. A certificate as to the amount of such increased cost submitted to Borrower and giving reasonable detail as to the basis for calculation thereof shall be conclusive evidence of such amount absent manifest error.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, however, that upon Borrower’s receipt of notice of such additional payments, Borrower shall have the right (i) to replace such Lender pursuant to Section 8.06 or (ii) for a period of sixty (60) days with at least forty-five (45) days’ prior written notice to Administrative Agent, or upon such shorter notice as mutually agreed by Borrower and Administrative Agent, to permanently terminate in full (but not in part) the Facility, provided that the principal amount of each Advance, all accrued and unpaid interest thereon, and all other amounts due and payable hereunder are paid in full as of such date, and there is no Default or Event of Default which has occurred.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.
SECTION 2.11. Payments and Computations.
     (a) Borrower shall make each payment hereunder, without set-off, counterclaim or other defense, not later than 1:00 p.m. (New York City time) on the day when due in Dollars to Administrative Agent in immediately available funds, and any such payment to Administrative Agent shall constitute payment by Borrower hereunder, as the case may be, for all purposes, and upon such payment Lenders shall look solely to Administrative Agent for their Ratable Share of such payment. Subject to clause (b) below, Administrative Agent shall promptly after receipt of any such payment (and on the same day if funds are delivered to it by 12:00 noon, New York City time, on such day) cause to be distributed like funds relating to the payment of principal or interest (other than amounts payable pursuant to Section 2.10, 2.11, 2.13, 2.14, 2.15 and 2.16 or 8.04) (according to Lenders’ Ratable Share thereof) to Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register, from and after the effective date specified in such Assignment and Assumption, Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to Lender assignee thereunder, and the parties to any such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All changes to a Lender’s Ratable Share and Commitment as a result of the foregoing shall be recorded by Administrative Agent in the Register.
     (b) Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by Borrower to Administrative Agent when due hereunder held by such Lender, to charge from time to time against any or all of Borrower’s accounts with Lender any amount so due.
     (c) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.
     (d) Subject to Section 6.02, all payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of the Agents’ and Lenders’ rights after an Event of Default) made by Borrower to Administrative Agent under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to the Agents under any Facility Document; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii) to principal payments on the outstanding Advances; and (iv) to the extent of any excess, to the payment of all other Obligations of such Borrower under the Facility Documents.

SECTION 2.12. Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Facility Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) paid by Administrative Agent or such Lender for the account of Borrower, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make any such payment under this Section 2.12(c) within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Facility Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times it becomes a Lender and at such other times as are reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     (f) Treatment of Certain Refunds. If a Lender determines, in its sole discretion, that it has actually received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.12, it shall promptly pay to Borrower an amount equal to such refund plus any interest paid thereon by the relevant Governmental Authority (but only to the extent of the aggregate indemnity payments made, or additional amounts paid, by Borrower under this Section 2.12 on account of the Taxes or Other Taxes giving rise to such refund), reduced by all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and by the amount of any Taxes payable by such Lender in connection with its receipt of such refund and interest, provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Administrative Agent and Borrower that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations to make Advances hereunder, the obligation of such Lender to make its Ratable Share of Advances shall be terminated and all Advances of such Lender, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable. Any Lender that becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under this Section 2.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 2.14. Compensation for Losses. If any payment of principal of any Advance is made other than on the last day of the applicable Interest Period as a result of any prepayment or acceleration of the maturity of the Obligations pursuant to Article VI or for any other reason, Borrower shall pay to each Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment and the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such Advance, such losses to be calculated as (a) the excess, if any, of (i) the aggregate amount of interest that would have accrued on the amount prepaid for the remainder of such Interest Period over (ii) the aggregate amount of interest that would accrue on such amount if it were invested at the Base Rate for such period plus (b) any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to the amount of such losses, costs and expenses, submitted to Borrower by Administrative Agent or any Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive evidence of the amount of such losses, costs and expenses absent manifest error. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
SECTION 2.15. Evidence of Indebtedness; Promissory Note.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.
     (d) The provisions of this Section 2.15 constitute a promissory note for the benefit of each Lender. In furtherance of the foregoing: (i) Borrower hereby promises, severally, but not jointly, to pay to each Lender, in accordance with the provisions of this Agreement, the principal amount of each Advance of Borrower from time to time made by such Lender to such Borrower. In addition, Borrower promises to pay interest on the unpaid principal amount of the Advances made to Borrower, from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in this Agreement. No other promissory note shall be required to evidence the Obligations.
SECTION 2.16. Administrative Agent’s Clawback.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to Administrative Agent such Lender’s Ratable Share of such Advance, Administrative Agent may assume that such Lender has made such Ratable Share of such Advance available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of such Advance available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Base Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Ratable Share of the applicable Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
     (b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
     (c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 8.04(c).
     SECTION 2.17. Reallocation of Commitments.
     (a) Reallocation Procedures. After the Closing Date, Administrative Agent may, from time to time at the written request (a “Reallocation Request”) of a Borrower (such Borrower, the “Requesting Borrower”) that is acknowledged by the Allocating Borrowers, to increase the Commitments of Lenders under the Facility of the Requesting Borrower with a corresponding reduction of the “Commitments” of Lenders under the Facilities of the Allocating Borrowers, by reallocating the Commitment of each Lender under such Facilities based on such Lender’s Ratable Share of such Lender’s Commitment, subject to the following conditions:
     (i) at the time of such Reallocation Request, the Requesting Borrower specifies the Allocating Borrowers;
     (ii) the amount of the increase in the Commitments under the Facility of the Requesting Borrower shall be equal to the aggregate amount of the corresponding decrease in the Commitments, on an aggregate basis, of the Facilities of the Allocating Borrowers;
     (iii) the Requesting Borrower may make a maximum of one (1) Reallocation Request (which Reallocation Request may request the reallocation of the Commitments of Lenders under the Facilities of up to six (6) different Allocating Borrowers) per calendar month and Requesting Borrowers shall indicate the calendar month for the reallocation to occur (the “Reallocation Month”); provided that Administrative Agent shall not be obligated to honor more than four (4) Reallocation Requests across all of the Facilities for any one Reallocation Month;
     (iv) the Reallocation Request shall be received by Administrative Agent at least ten (10) Business Days prior the first Business Day of the Reallocation Month;
     (v) reallocations under this Section 2.17 shall only be effective on the first (1st) Business Day of each Reallocation Month;

     (vi) no reduction in any Commitment of any Allocating Borrowers shall be permitted if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding principal amount of all Advances under the Facility of such Allocating Borrowers would exceed the Aggregate Commitment under the Facility of such Allocating Borrowers;
     (vii) the amount of any increase in the Facility of the Requesting Borrower shall be in a minimum amount of $1,000,000; and
     (viii) no Default or Event of Default shall have occurred.
     (b) Promptly with any reallocation completed in accordance with Section 2.17(a), Administrative Agent shall amend the Register to reflect the then current Commitments and Facility Limit of Borrower and the decreased Commitment and Facility Limits of the Allocating Borrowers, as applicable. Further, the acknowledgment by the Allocating Borrower of the Reallocation Request shall authorize Administrative Agent to reduce the Commitments under the Facility of the Allocating Borrower in accordance with this Section 2.17.
     (c) For purposes herein, the term “Facility” and the “Commitments” when referring to an Allocating Borrower shall have the meaning in the Facility for such Allocating Borrower.
SECTION 2.18. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be withheld as set forth in Section 8.01.
     (b) Reallocation of Payments. Any payment or prepayment (i) of any portion of the principal amount of Advances of such Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied, first, to the Advances of other Lenders as if such Defaulting Lender had no Advances outstanding, until such time as the Total Accrued Loan Amount of each Lender shall equal its pro rata share thereof based on its Ratable Share ratably to Lenders in accordance with their Ratable Share of Advances being repaid or prepaid; and second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to Administrative Agent or (to the extent Administrative Agent has received notice thereof) to any other Lender, Ratably to the Persons entitled thereto, and (ii) any other amounts thereafter received by Administrative Agent for the account of such Defaulting Lender (including amounts made available to Administrative Agent by such Defaulting Lender pursuant to Section 8.14 to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item second of clause (i) above, and second, to the matters above referred to in item third of clause (i) above. Any of such amounts as are reallocated pursuant to this Section 2.18(b)) that are payable or paid (including pursuant to Section 8.14) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

     (c) Cure. A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Advances or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) Administrative Agent shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (x) Administrative Agent, and (y) in the case of the failure to fund any Advance, Borrower, shall have determined (and notified Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such direct damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.
ARTICLE III
CONDITIONS OF LENDING
SECTION 3.01. Conditions Precedent to Closing. The closing of this Agreement is subject to the fulfillment, to the satisfaction of Administrative Agent and its counsel, of each of the following conditions on or before the Closing Date:
     (a) Administrative Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Administrative Agent and each of Lenders:
     (i) duly executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;
     (ii) a copy of the Custody Agreement, duly executed by all parties thereto, together with any amendments thereto requested by Administrative Agent;
     (iii) a certificate executed by a Responsible Officer of Manager, certifying (x) that the description (including current value and contribution date) of the securities exchanged by Borrower for its Belvedere Equity Interests attached thereto is true and correct in all material respects, and (y) that the conditions set forth in Section 3.01(e), (f), (g), and (h) have been satisfied;
     (iv) A closing certificate executed by a Responsible Officer of Manager (A) certifying the names and true signatures of the Responsible Officers of Manager authorized to sign this Agreement, the Control Agreement or any other Facility Document to be delivered hereunder or thereunder, and (B) certifying as true and correct (1) the Organization Documents, Offering Documents (including the Private Placement Memorandum) and Investment Advisory Agreement (including, in each instance, any amendments or supplements thereto) of Borrower, (2) the resolutions of Manager authorizing and approving the making and performance by Borrower of this Agreement, the Control Agreement and the other Facility Documents and the Advances hereunder, and (3) documents evidencing all other necessary company action, governmental approvals and third-party consents (including the consent of the administrative agent and the lenders, as applicable, under the Existing Credit Agreement and Existing Overflow Agreement approving the execution of this Agreement), if any, with respect to this Agreement, and any other Facility Document;
     (v) A closing certificate executed by BMR and Belvedere Capital (A) certifying the names and true signatures of the Responsible Officers of BMR authorized to sign any Facility Document to be delivered hereunder or thereunder by Belvedere Capital or BMR, and (B) certifying as true and correct (1) the Organization Documents and Offering Documents of Belvedere Capital and BMR, as applicable, and (2) the resolutions of BMR authorizing and approving the execution, delivery and performance of this Agreement and the Facility Documents to which Belvedere Capital or BMR is a party; and
     (vi) a certificate executed by a Responsible Officer of Manager, certifying that the valuation procedures attached thereto are true and correct in all material respects.
     (b) Administrative Agent shall have received evidence satisfactory to Administrative Agent of the permanent reduction of $600,000,000 of the aggregate outstanding commitments under (i) the Existing Overflow Agreements listed on Schedule IV, (ii) the Loan and Security Agreement dated as of July 15, 2003, among Belair Capital Fund LLC, as borrower, Merrill Lynch Mortgage Capital, Inc., as agent, the lenders party thereto, and Merrill Lynch Capital Services, Inc., as swap provider, as amended, and (iii) the Loan and Security Agreement dated as of June 30, 2003, between Belmar Capital Fund LLC, as borrower, Merrill Lynch Mortgage Capital, Inc., as agent, the lenders party thereto, and Merrill Lynch Capital Services, Inc., as swap provider, as amended; with all necessary prepayments to reduce such aggregate outstanding commitments.
     (c) Any fees required to be paid on or before the Closing Date shall have been paid.
     (d) Each of the representations and warranties contained in Sections 4.01(a), (b), (d) and (e) shall be true and correct in all material respects as of the Closing Date.
     (e) There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents.
     (f) There shall be no “default” or “event of default” (“termination event” or “additional termination event”) outstanding under any of the Existing Overflow Agreement, the Existing Credit Agreement or the Existing Swap Contract.
     (g) No event shall have occurred which constitutes a Default or an Event of Default.
     (h) The Closing Date shall be on or before December 31, 2009.

SECTION 3.02. Conditions Precedent to the Initial Advance. The obligations of each Lender to make an Advance on the occasion of the initial borrowing is subject to the fulfillment, to the satisfaction of Administrative Agent and its counsel, of each of the following conditions on or before the Initial Funding Date:
     (a) The Closing Date shall have occurred.
     (b) Administrative Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Initial Funding Date and in form and substance satisfactory to Administrative Agent and each of Lenders:
     (i) a certificate of Manager certifying that there have been no material changes to the certificates and documents delivered pursuant to Section 3.01(a)(iii) and (iv); and a certificate (A) certifying that all of the officers that executed an incumbency certificate under Section 3.01(a) are still Responsible Officers of the applicable Person, or (B) a certificate with an updated incumbency certificate reflecting the Responsible Officers of such Person as of the Initial Funding Date;
     (ii) a certificate of BMR certifying that there have been no material changes to the certificate and documents delivered pursuant to Section 3.01(a)(vi); and either (A) a certificate certifying that all of the officers that executed an incumbency certificate under Section 3.01(a) are still Responsible Officers of the applicable Person, or (B) a certificate with an updated incumbency certificate reflecting the Responsible Officers of such Person as of the Initial Funding Date;
     (iii) certificates evidencing the good standing of Borrower, Manager, Belvedere Capital, and BMR each in its jurisdiction of formation and, with respect to Borrower only, each other jurisdiction where it is qualified to do business, each dated a date not earlier than ten (10) Business Days prior to the Initial Funding Date;
     (iv) opinions of counsel in the form set forth in Exhibit F;
     (v) the Pledge Agreement, duly executed by a Responsible Officer of Borrower, and all documents contemplated thereby, including, without limitation, any UCC-1 financing statement(s);
     (vi) the Control Agreement, duly executed by all parties thereto;
     (vii) a Consent and Acknowledgment Agreement executed by all the parties thereto;
     (viii) satisfactory results of tax, judgment and Lien searches on Borrower and Belvedere Capital in such jurisdictions as Administrative Agent may reasonably require;
     (ix) all material documents evidencing any material Permitted Liens or Permitted Belvedere Capital Liens and each other material document necessary for the true and correct making of the representation in Section 4.01(b)(ii);

     (x) evidence that all Belvedere Equity Interests have been re-registered in the name of “State Street Bank and Trust Company for the benefit of [Borrower]” with Belvedere Capital; and
     (xi) such other assurances, certificates, documents, consents, or opinions as Administrative Agent reasonably may require.
     (c) Any fees required to be paid on or before the Initial Funding Date shall have been paid.
     (d) Administrative Agent shall have received evidence that the Organization Documents of Belvedere Capital have been duly amended to (i) prohibit Belvedere Capital from incurring any Debt, other than Permitted Belvedere Capital Debt, (ii) limit the ability of Belvedere Capital to suspend or delay a redemption or a payment related thereto so that the right of a Shareholder to redeem and the payment of the redemption price can only be suspended or deferred when (w) the New York Stock Exchange is closed, (x) during any period when trading on the New York Stock Exchange is restricted, (y) during any emergency as determined by the Securities and Exchange Commission, and (z) during any other period permitted by order of the Securities and Exchange Commission for the protection of investors, and (iii) require the vote of at least two-thirds of the Shareholders to amend the provisions of the Organization Documents described in the immediately preceding clauses (i) and (ii).
     (e) Borrower shall have provided any form requested by Administrative Agent necessary to comply with Regulations U or X.
     (f) No “default” or “event of default”, “termination event” or “additional termination event” shall be outstanding under any of the Existing Overflow Agreement, the Existing Credit Agreement or the Existing Swap Contract immediately prior to the Initial Funding Date.
     (g) Administrative Agent shall have received evidence satisfactory to Administrative Agent of the termination of, and repayment of all obligations under, (i) the Existing Overflow Agreement, (ii) the Loan and Security Agreement dated as of July 15, 2003, among Belair Capital Fund LLC, as borrower, Merrill Lynch Mortgage Capital, Inc., as agent, the lenders party thereto, and Merrill Lynch Capital Services, Inc., as swap provider, as amended, (iii) the Loan and Security Agreement dated as of June 30, 2003, between Belmar Capital Fund LLC, as borrower, Merrill Lynch Mortgage Capital, Inc., as agent, the lenders party thereto, and Merrill Lynch Capital Services, Inc., as swap provider, as amended, (iv) the Existing Credit Agreement, and (v) any Swap Contracts which are not Permitted Swap Contracts.
     (h) Borrower shall have provided (A) a certified list of the face amount of all mortgage Obligations of Recourse Subsidiaries in effect as of the Initial Funding Date, and (B) all of the information, notices, and reports described in Section 5.01(b) (other than Section 5.01(b)(iv) and (x)), but without giving effect to the timing of the delivery of such information under Section 5.01, that were prepared, obtained or applicable between the Closing Date and the Initial Funding Date.
     (i) Borrower shall have provided Administrative Agent with an updated Schedule 5.02(a) acceptable to Administrative Agent.

     (j) The Initial Funding Date shall be on or before April 1, 2010.
SECTION 3.03. Conditions Precedent to Each Advance. The obligation of each Lender to make available its Ratable Share of an Advance on the occasion of such Advance (including the Advance made on the Initial Funding Date) shall be subject to the following further conditions precedent:
     (a) Borrower shall have delivered a Notice of Borrowing in accordance with the requirements hereof.
     (b) Each of the representations and warranties contained in Article IV shall be true and correct in all material respects on the on and as of the date of such Advance as if made on such date.
     (c) No LTV Breach shall exist or will exist after giving effect to such Advance and to the application of the proceeds therefrom.
     (d) There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents or the making of the Advances.
     (e) No event shall have occurred and be continuing, or would result from such Advance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.
     (f) If, as a result of a Change in Law, Administrative Agent shall have requested the same, Administrative Agent shall have received from counsel for Borrower (who shall be reasonably satisfactory to Administrative Agent) an opinion in form and substance satisfactory to Administrative Agent, addressed to Administrative Agent and each Lender, dated the date of such Advance, covering such of the matters set forth above as Administrative Agent shall specify and such other matters incident to the transactions contemplated herein as Administrative Agent may request.
     (g) Neither Administrative Agent nor Borrower shall have provided notice of termination of the Facility in whole, or in part sufficient to cause the Total Loan Amount to exceed the Facility Limit after giving effect to both any requested Advance and any requested termination pursuant to Section 2.03.
     (h) Administrative Agent shall have received evidence that the Collateral Requirement has been satisfied in all respects.
     (i) Administrative Agent shall have received such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as it shall have reasonably requested (including, but not limited to, control agreement(s) with financial or securities intermediaries).

     (j) There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
     Each Notice of Borrowing shall be deemed to be a representation and warranty that the conditions specified in Section 3.01 (solely for the initial Advance), Section 3.02 and Section 3.03, as applicable, have been satisfied on and as of the date of the making of an Advance.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties
     On and after (x) the Closing Date with respect to Sections 4.01(a), (b) (but only with respect to this Agreement), (d), and (e) (but only with respect to this Agreement), and (y) on and after the Initial Funding Date with respect to all of Section 4.01, Borrower represents and warrants to Administrative Agent and Lenders that:
     (a) Borrower and each Recourse Subsidiary of Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents (when delivered)and the grant of the security interest contemplated hereby with respect to the Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene Borrower’s Organization Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, except for any such contravention which could not reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Permitted Liens, or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award. Borrower is not in violation of any such Law, writ, judgment, injunction, determination or award or in breach of any contractual restriction binding upon it, except for any such violation or breach which could not reasonably be expected to result in a Material Adverse Effect.
     (c) Except for any filings specifically provided for in the Pledge Agreement and the Control Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document.

     (d) Borrower, and to the best of Borrower’s knowledge, Belvedere Capital, the Portfolio, the Investment Advisor and their respective Subsidiaries are each in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (e) This Agreement and the other Facility Documents are, and will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects, except as enforceability may be limited by Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     (f) No Default or Event of Default has occurred.
     (g) Borrower has not accepted any Acceptable Securities in the last twelve (12) months.
     (h) Borrower has not incurred any Debt, other than Permitted Debt.
     (i) Belvedere Capital has not incurred any Debt, other than Permitted Belvedere Capital Debt.
     (j) Belvedere Capital is not a party to or otherwise bound by any Contractual Obligation that may result in the suspension or delay of the redemption of Belvedere Equity Interests or other restriction (other than as set forth in its Organization Documents) that may result in the suspension or delay of the redemption of Belvedere Equity Interests.
     (k) Since the date of Borrower’s annual audited financial statements for the fiscal year of 2008, (i) no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, and (ii) no Change of Control or Regulatory Event has occurred or is reasonably expected to occur.
     (l) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, Belvedere Capital, the Portfolio, or the Investment Advisor or against any of their Subsidiaries, properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement or any other Facility Document, or that involve a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Facility Documents or the making of the Advances.
     (m) Borrower is not required to register as an “investment company” and is not a Person “controlled by” an “investment company,” as such terms are defined in the United States. Investment Company Act of 1940.
     (n) Borrower, and to the best of Borrower’s knowledge, Belvedere Capital, the Portfolio, the Investment Advisor, and each of their respective Subsidiaries are each, and each has been, in compliance with all Laws binding on or applicable to it and its respective properties, except as could not reasonably be expected to have a Material Adverse Effect.
     (o) Borrower is a “United States Person” for purposes of Regulation X. The Facility Documents, including the Advances and the withdrawal and substitution rights of Borrower, do not contemplate any actions that would violate Regulations U or X. Borrower has not taken any actions under the Facility Documents that could result in a violation of Regulations T, U, or X, and no part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulations T, U and X, as applicable.
     (p) Borrower has good and marketable title to all of its properties free and clear of Liens, other than Permitted Liens. Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.
     (q) Borrower and each Recourse Subsidiary of Borrower have filed all income tax returns and all other material tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith as to which adequate reserves have been provided in accordance with GAAP. Neither Borrower nor any Recourse Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower or such Recourse Subsidiary or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower or such Recourse Subsidiary not to be subject to the normally applicable statute of limitations.
     (r) (i) The present fair value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including, without limitation, contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.
     (s) No Debtor Relief Law has been instituted by or with respect to Belvedere Capital or any event that could reasonably be expected to result in a Material Adverse Effect on the Collateral or the Collateral Requirement has occurred.
     (t) Neither Borrower nor or any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.
     (u) The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Debt of Borrower.

     (v) All information (i) provided with respect to Borrower or any of its Recourse Subsidiaries by or on behalf of Borrower (or any such Recourse Subsidiaries) to Administrative Agent in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower provided to Administrative Agent, or (ii) provided or to be provided by Borrower in any Offering Document of Borrower (except as to information about Administrative Agent furnished by it specifically for inclusion therein) was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.
     (w) Each material agreement to which Borrower is a party is in full force and effect, and Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.
     (x) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Facility Document.
     (y) Borrower has no liability, including contingent or potential liability, with respect to any Benefit Plans which it or any entity with which it is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code maintains or sponsors or to which any of them contribute.
     (z) All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Administrative Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Administrative Agent approves such disclosure) and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     (aa) Borrower has no Recourse Subsidiaries other than the Recourse Subsidiaries listed across from Borrower’s name on Schedule 4.01(aa), as updated from time to time.
     (bb) Borrower is not a Benefit Plan.
     (cc) The Belvedere Equity Interests are free of any interest or Lien in favor of any third party or any restriction on transfer, other than pursuant to the Organization Documents of Belvedere Capital and Permitted Liens.
     (dd) The redemption of the Belvedere Equity Interests is not subject to the payment of any redemption fee.

     (ee) Borrower is not engaged in any business other than as described in the Private Placement Memorandum.
     (ff) All transactions contemplated by this Agreement are consistent in all material respects with the descriptions thereof, if any, contained in the Private Placement Memorandum and Borrower has not entered into any agreements which would otherwise prohibit, restrict or limit the transactions contemplated by this Agreement or the Private Placement Memorandum other than agreements as a holder of interests of Belvedere Capital to be bound by the operating agreement of Belvedere Capital, agreements as a holder of Equity Interests of common stock of Borrower to be bound by the Organization Documents of Borrower. To the extent that any certificates are issued with respect to the Pledged Securities, such certificates shall, for so long as they remain outstanding, be physically held in the United States by the Custodian or an authorized sub-custodian or agent of the Custodian subject to the Control Agreement.
     (gg) The properties of Borrower and its Recourse Subsidiaries are insured with financially sound and reputable insurance companies, which companies are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Recourse Subsidiary operates.
ARTICLE V
COVENANTS OF BORROWER
SECTION 5.01. Affirmative Covenants. On and after (x) the Closing Date with respect to Sections 5.01(a), (b)(vii), (ix) and (xi), (c), (h), (j), (k), and (m), and (y) on and after the Initial Funding Date with respect to all of Section 5.01 and, in each case, so long as any Lender has a commitment to make its Ratable Share of Advances or any Obligations have not been indefeasibly paid in full, Borrower covenants and agrees that:
     (a) Existence. Borrower shall, and shall cause its Recourse Subsidiaries to, preserve and maintain its existence and material rights and franchises; provided, however, nothing herein shall prevent Borrower or the Recourse Subsidiary from engaging in the ordinary course of business sale of assets or a merger or a dissolution of such Recourse Subsidiary following such event.
     (b) Reporting Requirements. Borrower will furnish to Administrative Agent or cause to be furnished to Administrative Agent:
     (i) as soon as available, but in any event within 90 days after the end of its fiscal year, Borrower’s annual audited consolidated financial statements, including all notes thereto, which statements shall include a consolidated statement of financial position as of the end of the relevant fiscal year and a statement of operations and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants with one of the “Big Four” accounting firm or any other accounting firm acceptable to Administrative Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Borrower as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP (and, if in conformity with GAAP), consistently applied;

     (ii) each of the Reports, if any, in accordance with the delivery timing for each of such Reports;
     (iii) promptly upon receipt by Borrower, copies of all financial reports distributed by or on behalf of Belvedere Capital or the Portfolio;
     (iv) concurrently with such distributions, copies of (A) all financial reports distributed by or on behalf of Borrower to all of its Shareholders or (B) any filing Borrower makes with any securities exchange or with the Securities and Exchange Commission;
     (v) deliver to Administrative Agent copies of all written communications of material adverse information delivered by it to its Shareholders within three (3) Business Days of the day such communications were first delivered to such Shareholder, except those periodic communications in the ordinary course of business with respect to market values of such Shareholder’s portfolio (including, but not limited to, monthly Shareholder statements and K-1 statements);
     (vi) as soon as possible and in any event within three (3) Business Days after Borrower obtains actual knowledge of (A) the occurrence of any Event of Default or Default or (B) (1) the occurrence of, notice of the institution of, or any material adverse development in, any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any Governmental Authority (involving in excess of $25,000,000, or if no monetary value is ascribed thereto which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect) against Borrower or any material property of Borrower, or (2) notice of the threat of any such action, suit, proceeding, investigation or arbitration described in clause (B)(ii), a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;
     (vii) notify Administrative Agent in writing before filing any petition seeking the protection of any Debtor Relief Law;
     (viii) deliver to Administrative Agent, within ten (10) Business Days after the end of each calendar month, a compliance certificate in the form of Exhibit G hereto;
     (ix) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Administrative Agent may from time to time reasonably request;
     (x) notify Administrative Agent in writing on or before the date it delivers its report under Section 5.01(b)(iii) of the face amount of any additional non-contingent Recourse Obligations that are incurred in the calendar month prior to such notification; and
     (xi) (A) at least ten (10) Business Days prior to the effectiveness thereof, notice of any proposed internal reorganization or restructuring of the type described in clause (B) of the definition of “Change of Management” together with a certification that such proposed internal reorganization or restructuring complies with the conditions set forth in such clause (B), and (B) no later than five (5) Business Days after the effectiveness of any such internal reorganization or restructuring, a certification that such internal reorganization or restructuring complied with the terms and conditions of this Agreement.
     (c) Change in Nature of Business. Borrower will remain principally engaged in the business described in the Private Placement Memorandum.
     (d) Use of Proceeds. Borrower shall use the proceeds of each Advance to refinance the obligations under the Existing Credit Agreement and the Existing Overflow Agreement and to finance the purchase of Qualifying Assets and to maintain the same, to pay placement fees, selling commissions and offering, organizational and loan facility expenses of Borrower, for short-term liquidity needs, and for other general working capital purposes, including payment of interest and fees hereunder.
     (e) Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (i) all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all lawful claims which, if unpaid, would become a Lien on its property; and (iii) all Debt, as and when due and payable.
     (f) Inspection Rights. Borrower shall, at any reasonable time during normal business hours, and upon reasonable prior notice, (i) so long as no Event of Default has occurred, permit any Agent or any agent or representative thereof (in each case, subject to Section 8.12) at its cost and expense, no more than two times in any 12 month period, and (ii) if Administrative Agent reasonably believes that an Event of Default has occurred, permit any Agent or any agent or representative thereof without limitation in the number of visits and at the sole cost and expense of Borrower, in either case, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and Belvedere Capital and any other properties containing the books and records of Borrower or Belvedere Capital (unless such books and records are duplicates of books and records kept at the properties of Borrower or Belvedere Capital) and to discuss the affairs, finances and accounts of Borrower and Belvedere Capital with their senior officers and authorized representatives (including the Investment Adviser and the Manager), and with their independent certified public accountants (if any); provided, that any such agent or representative retained by the applicable Agent shall have entered into a confidentiality agreement substantially on the terms of the confidentiality provisions of this Agreement.
     (g) Collateral Requirement. From and after the Initial Funding Date, Borrower shall comply with the Collateral Requirement in all respects, and shall promptly notify Administrative Agent as soon as it has knowledge or reasonable belief that the LTV Ratio has decreased or is reasonably expected to decrease by five percent (5%) or more; provided, however, no such notice shall be required to the extent any such decrease can be readily determined from the information provided in the Reports actually delivered hereunder in accordance with the terms hereof.
     (h) Keeping of Books. Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

     (i) Registration of Collateral; Safekeeping of Register. All Belvedere Equity Interests owned by Borrower shall at all times remain registered in the name of “Custodian” for the benefit of Collateral Agent.
     (j) Compliance with Laws. Borrower shall, and shall cause its Recourse Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.
     (k) Insurance. Borrower shall, and shall cause its Recourse Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, if any.
     (l) Material Agreements. Borrower shall, and shall cause its Recourse Subsidiaries to, comply with the terms of each provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower, its Subsidiaries or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.
     (m) Separate Existence. Borrower shall (i) maintain all accounts separate from the accounts of any Affiliate of Borrower, and ensure that the funds of Borrower will not be diverted to any other Person, nor will such funds be commingled with the funds of any Affiliate or any partner of Borrower, (ii) ensure that, to the extent it shares the same officers, employees, vendors or facilities as any of its partners or Affiliates, the material expenses related hereto shall be fairly allocated among such entities, (iii) enter into all material transactions with any of its Affiliates only on an arm’s length basis, (iv) conduct its affairs strictly in accordance with the Organization Documents and Offering Documents of Borrower, and observe all necessary, appropriate and customary formalities, including, but not limited to, holding all regular meetings appropriate to authorize all actions, keeping separate and accurate minutes of its meetings, passing all resolutions or consents to the extent necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, and (v) not assume or Guarantee any of the liabilities of its Affiliates or any of its partners or any Affiliate thereof, other than with respect to Recourse Obligations.
     (n) Contingent Obligations. Manager shall notify Administrative Agent of the incurrence by Belvedere Capital of any material contingent obligations, including, without limitation, any Guarantees or indemnification obligations, within one (1) Business Day following the incurrence thereof.
     (o) Further Assurances. Borrower agrees that upon the request of an Agent, it shall execute and/or deliver any additional agreements, documents and instruments as may be reasonably requested by such Agent from time to time, including, without limitation, opinions of counsel with respect to the continuing authority of Borrower to perform its obligations under this Agreement (which counsel shall be satisfactory to such Agent in its sole discretion) and such agreements, documents or instruments as may be necessary to grant Collateral Agent (for the benefit of the Agents, Lenders and Secured Swap Counterparties) a security interest in any property acquired by Borrower after the Closing Date in which Administrative Agent elects to be subject of the Lien of this Agreement and the other Facility Documents, which agreements, documents or instruments shall be satisfactory to such Agent in its sole discretion.
SECTION 5.02. Negative Covenants. On and after (x) the Closing Date with respect to Sections 5.02(c),(d), (e), and (p), and (y) on and after the Initial Funding Date with respect to all of Section 5.02, and so long as any Lender has a commitment to make its Ratable Share of Advances, or any Obligations have not been indefeasibly paid in full, Borrower covenants and agrees:
     (a) Additional Debt. Borrower shall not create, incur, assume or suffer to exist any Debt, other than (i) Debt created under this Agreement, (ii) accrued expenses and current trade accounts payable incurred in the ordinary course of Borrower’s business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, (iii) fee and expense obligations to Custodian, Manager, the Investment Advisor and EVD for providing services to Borrower arising in the ordinary course of Borrower’s business which are not overdue for a period in excess of thirty (30) days, provided that such non-payment shall not have resulted in the cessation of services under, or the Custodian, Manager, the Investment Advisor or EVD failing to comply in all material respects with the provisions of, the applicable service agreement, (iv) Recourse Obligations and Permitted LOC Obligations; (v) Debt in respect of Permitted Swap Contracts, (vi) Debt in respect of purchases of securities on short-term credit as may be necessary for the clearance of purchases and sales of portfolio securities as described in the Offering Documents of Borrower, and (vii) customary settlement advances in an amount not to exceed $500,000 extended by the Custodian and permitted under the Control Agreement and (viii) Debt under the Existing Credit Agreement and the Existing Overflow Agreement, if any, provided that such Debt shall be discharged and terminated in full on the Initial Funding Date.
     (b) Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except: (i) Liens on assets of Borrower in respect of Permitted Debt (subject to the limitations set forth in the definition of Permitted Swap Contracts), (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, (iii) statutory Liens arising by operation of law such as mechanics, materials, carriers’, warehouse Liens, (A) which occur in the ordinary course of business, (B) secure normal trade debt which is not yet due and payable, (C) do not secure Debt for borrowed money, (D) which are being contested in good faith and by appropriate proceedings diligently conducted, and (E) for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (iv) Liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default and so long as Borrower shall at the time in good faith be diligently prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, and for which adequate reserves have been set aside in accordance with GAAP, (v) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (vi) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person.
     (c) Mergers, Etc. Without the prior consent of Administrative Agent, Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person.
     (d) No New Business. Borrower shall not engage in any business other than as described in the Private Placement Memorandum.
     (e) No Amendment of Organization Documents, Etc. Borrower shall not consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents or its Offering Documents relating to (i) the valuation of assets or the determination of net asset value or the value of any investor’s interest in and to Borrower, (ii) the power to borrow money and pledge assets, (iii) its investment objectives and strategies, (iv) its authorized capitalization, or (v) any other provisions that could reasonably be expected to result in a Material Adverse Effect.
     (f) Distribution, Etc. Borrower shall not declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities from the Collateral on account of any Equity Interests in Borrower, or purchase, redeem, retire or otherwise acquire for value any Equity Interests in Borrower or any warrants, rights or options to acquire any such Equity Interests, now or hereafter outstanding from any assets, property, cash, rights, obligations or securities constituting Collateral that would, or could reasonably be expected to, result in an LTV Breach or a Default or Event of Default of the type specified in Sections 6.01(a) or (i).
     (g) Limitations on Voluntary Payments and Modification of Debt. If a Default or an Event of Default shall have occurred, Borrower shall not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, but not limited to, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Debt or (ii) amend or modify, or permit the amendment or modification of, any provision of any Debt or of any agreement (including, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing.
     (h) Fund Administration. Borrower shall not replace, terminate the services or accept the resignation of the Investment Advisor, Manager or the Custodian without (i) the prior written consent of Administrative Agent as to the choice of replacement; provided, that such consent shall not be unreasonably withheld or delayed, and (ii) an agreement from such replacement (such replacement, the “Replacement”) acceptable to Administrative Agent (provided that such consent shall not be unreasonably withheld or delayed) wherein the Replacement undertakes to perform substantially all of the present duties and obligations of the Custodian, the Investment Adviser or the Manager, as applicable, required under the Facility Documents, provided, however, that consent of Administrative Agent shall not be required in the case of a replacement of the Investment Adviser or the Manager if (A) such replacement is a wholly owned Subsidiary of Eaton Vance, (B) it has or its personnel have, substantially similar management experience to Manager (in the case of the Manager) or investment advisory experience to Investment Advisor (in the case of the Investment Advisor) as determined by Administrative Agent in its reasonable discretion on the applicable date of the proposed change in administration, (C) its financial condition is at least comparable to that of Manager (in the case of the Manager) or Investment Advisor (in the case of the Investment Advisor) as determined by Administrative Agent in its reasonable discretion on the applicable date of the proposed change in administration, (D) it is registered as an investment adviser under the Advisers Act and (E) no Advisers Act Event has occurred with respect to such replacement.
     (i) No Derivative Transactions. Neither Investment Advisor nor Borrower shall permit any short sales, put or naked calls or derivative transactions (other than Permitted Swap Contracts) with respect to any Pledged Securities.
     (j) Advances and Investments. Borrower shall not lend money or credit or make advances to any Person, or purchase or acquire any stock (other than the acquisition of dividends and proceeds on Pledged Securities, acquisitions of securities described in Section 5.02(a)(vi)), obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except for advances to Subsidiaries of Borrower for the acquisition of Qualifying Assets in compliance with clause (n) below.
     (k) Acceptable Securities. Borrower shall not accept any Acceptable Securities after the Closing Date.
     (l) Transactions with Affiliates. Borrower shall not enter into any transaction with or make any payment or transfer to any Affiliate of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.
     (m) Status as a Benefit Plan. Borrower shall not be or become a Benefit Plan.
     (n) Compliance with Margin Regulations. Borrower shall not take any action that would result in a violation of Regulations T, U, or X.
     (o) Bankruptcy. Borrower shall not take any action (or fail to take any necessary action) which may cause a petition in the Debtor Relief Law or procedure to be filed against Belvedere Capital.
     (p) Withdrawal from Custody Account. Borrower shall not withdraw, and shall not permit the withdrawal of, Collateral from the Custody Account which (i) would result in a Default (including an LTV Breach) or an Event of Default, or (ii) would exceed the Daily Withdrawal Limit without the prior written consent of Administrative Agent.
     (q) Right of First Refusal. On and after the Closing Date and prior to the Initial Funding Date, Borrower shall not enter into any commitments with respect to, or become obligated under, any credit facilities, notes or debt offerings that would replace or reduce the Commitments under this Facility (any such proposed facilities being a “Proposed Alternative Financing”) without notifying Administrative Agent in writing of the material terms and conditions of such Proposed Alternative Financing and providing Lenders with at least five (5) Business Days (the “Review Period”) to issue a commitment to Borrower for a credit facility or comparable offering on the same terms and conditions as the Proposed Alternative Financing (the “Revised Financing”) before entering into a commitment for the Proposed Alternative Financing; provided that if one or more of the Lenders extends a commitment during the Review Period to Borrower for the Revised Financing, Borrower shall not enter into any such Proposed Alternative Financing.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) Borrower shall fail to pay (i) when due, any of the outstanding principal of the Advances, or (ii) within three (3) Business Days after the same becomes due, any accrued interest on any Advance, or any other amounts or fees owing pursuant to any of the Facility Documents or the amounts required to be prepaid pursuant to Section 2.09(b), if any; or
     (b) Borrower shall fail to provide Administrative Agent and Calculation Agent, if applicable, with the reports required to be delivered under Section 5.01(b) or Section 4(e) of the Pledge Agreement on the date required for such delivery, and such failure, shall not be cured within five (5) Business Days; provided, however, no such cure period shall apply to the extent that (i) three (3) delivery failures have already occurred during the then current calendar quarter or (ii) one (1) delivery failure with respect to the specific report in question has already occurred during the then current calendar quarter; or
     (c) Borrower shall fail to perform or observe any term, covenant, or agreement contained in Section 5.02 or Sections 4(b), (g), (h) or (i) of the Pledge Agreement; or
     (d) Borrower shall fail to perform or observe any other term, covenant or agreement in this Agreement or any other Facility Document and such failure remains unremedied for fifteen (15) days; or
     (e) Borrower, Belvedere Capital, Investment Advisor or the Portfolio shall fail to perform any term, covenant or agreement under any agreement between Administrative Agent or any Lender on one hand and Borrower on the other hand, to be performed or observed by Borrower, and such failure remains unremedied beyond all applicable cure periods; provided, however, that in no event shall this Event of Default be triggered by the failure of any Separate Borrower to comply with the terms, covenants and agreements set forth in the Separate Facility Documents of such Separate Borrower; or
     (f) Manager or the Investment Advisor, on the one hand, shall fail to perform any term, covenant or agreement under any agreement between either Borrower, Belvedere Capital, or the Portfolio, on the other hand, and such failure remains unremedied beyond all applicable cure periods; or
     (g) any representation or warranty made by Borrower herein or in any other Facility Document shall be incorrect in any material respect when made or deemed made; or
     (h) any material provision of any Facility Document, after delivery thereof in accordance with the terms hereof or of any other Facility Document, shall for any reason cease to be valid and binding upon, or enforceable against, Borrower, or Borrower or any of its Affiliates shall so state in writing; or

     (i) (i) Borrower shall fail to pay any principal of any Debt, for or in respect of which there is outstanding an aggregate principal amount equal to or in excess of the lesser of (A) six percent (6.0%) of Borrower’s NAV as of such date or (B) the amount listed on Schedule 6.01(i), when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any other Debt of Borrower the outstanding principal amount of which, individually or in the aggregate is equal to or exceeds the lesser of (A) six percent (6.0%) of Borrower’s NAV as of such date or (B) the amount listed on Schedule 6.01(i)and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such other Debt; or (iii) there occurs under any Swap Contract a termination event or an early termination date (each as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which Borrower is the defaulting party or an affected party (as defined in such Swap Contract), and in either event, the termination value under such Swap Contract exceeds the lesser of (A) six percent (6.0%) of Borrower’s NAV as of such date or (B) the amount listed on Schedule 6.01(i); or
     (j) Reserved; or
     (k) (i) the Portfolio shall fail to pay any principal of any Debt, for or in respect of which there is outstanding an aggregate principal amount of at least six percent (6.0%) of its NAV as of such date, when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any other Debt of the Portfolio, which individually or in the aggregate has an outstanding principal balance in excess of six percent (6.0%) of its NAV as of such date, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such other Debt; or (iii) there occurs under any Swap Contract an early termination date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Portfolio is the defaulting party or an affected party (as defined in such Swap Contract), and in either event, the termination value under such Swap Contract exceeds six percent (6.0%) of its NAV as of such date; or
     (l) Borrower, Belvedere Capital, or the Portfolio shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against Borrower, such proceeding shall remain undismissed or unstayed for a period of thirty (30) days; or Borrower shall take any company action (as applicable), to authorize any of the actions set forth above in this clause (l); or
     (m) (i) any judgment or order for the payment of money in excess of (A) the lesser of (1) six percent (6.0%) of Borrower’s NAV as of any date of determination or (2) the amount listed on Schedule 6.01(m), for which Borrower is uninsured, (B) six percent (6.0%) of Belvedere Capital’s NAV as of such date, for which Belvedere Capital is uninsured, and (C) six percent

(6.0%) of the Portfolio’s NAV as of such date, for which the Portfolio is uninsured, and such judgment shall be rendered against Borrower, Belvedere Capital, or the Portfolio and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which shall not have been stayed or dismissed within thirty (30) days after the commencement of such proceedings or (y) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) any failure by Borrower, Belvedere Capital, or the Portfolio to satisfy when due any non-monetary judgment if the failure so to do could reasonably be expected to result in a Material Adverse Effect; or
     (n) (i) Borrower shall deny its obligations under this Agreement, any other Facility Document (to which it is a party) or under any other agreement or instrument between Borrower, Belvedere Capital, or the Portfolio, on the one hand, and Administrative Agent and any Affiliate of Administrative Agent, on the other hand, (ii) any Law shall purport to render invalid, or preclude enforcement of, any provision of this Agreement or any other Facility Document or impair performance of the obligations hereunder or under any other Facility Document of Borrower, or (iii) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium Law or otherwise, cancel, suspend or defer the obligation of Borrower to pay any amount required to be paid hereunder or under any other Facility Document; or
     (o) any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, Equity Interests or other assets of Borrower or shall have assumed custody or control of such property or other assets or of the business or operations of Borrower, Belvedere Capital, or the Portfolio or shall have taken any action for the dissolution or disestablishment of Borrower or any action that would prevent Borrower or its officers, directors from carrying on the business of Borrower or a substantial part thereof; or
     (p) (i) the Custody Agreement shall have been terminated, or (ii) the Custodian (A) transfers or otherwise permits the withdrawal of Collateral, including, without limitation, in connection with any redemption request, in contravention of the terms of the Control Agreement, (B) fails to comply with a notice of exclusive control (or any transfer or redemption instructions thereafter) from Collateral Agent in accordance with the terms of the Control Agreement, or (C) fails to comply with a modification notice to the Daily Withdrawal Limit from Collateral Agent in accordance with the terms of the Control Agreement, unless a Replacement is found and such Replacement undertakes to perform substantially all of the obligations of Custodian pursuant to Section 5.02(h); in each instance prior to or contemporaneously with such termination or failure; or
     (q) Borrower shall fail to pay to Custodian, when due, any fees, expenses or charges under the Custody Agreement and such failure continues for five (5) days; or
     (r) a Change of Control or Change of Management shall occur; or
     (s) a Regulatory Event shall occur; or
     (t) an LTV Breach shall occur and such breach is not cured within the cure period set forth in Section 2.09(c); or

     (u) the Collateral Requirement shall cease to be satisfied; or
     (v) a change shall occur in the investment policy of Borrower, Belvedere Capital, or the Portfolio or Borrower, Belvedere Capital, or the Portfolio fail to comply in all material respects with their Organization Documents and Offering Documents, and in either case, such change or failure is reasonably likely to give rise to a Material Adverse Effect or could reasonably be expected to result in a material decrease in the Value of the Collateral; or
     (w) the Organization Documents or Offering Documents of Belvedere Capital or the Portfolio are amended, supplemented, or otherwise modified in such a manner as (x) to change (1) the valuation of assets or the determination of net asset value or the value of any investor’s interest in and to Belvedere Capital or the Portfolio, (2) the power of Belvedere Capital or the Portfolio to borrow money and pledge assets, (3) the provisions thereof to provide Belvedere Capital or the Portfolio with additional rights to suspend or prevent the redemptions of Belvedere Capital Equity Interests or the Equity Interests of the Portfolio, (4) such Person’s investment objectives and strategies, or (5) such Person’s authorized capitalization; in each case, in any material adverse respect, or (y) could reasonably be expected to result in a Material Adverse Effect; provided that the Portfolio may amend or modify, or permit to be amended or modified the Organization Documents or the Offering Documents of the Portfolio, solely in connection with the Portfolio’s conversion from a trust formed under the laws of the State of New York to a Massachusetts business trust provided that such conversion could not be reasonably expected to result in a Material Adverse Effect; or
     (x) Belvedere Capital or the Portfolio shall fail to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect on such Person; or
     (y) the Portfolio shall violate the United States Investment Company Act of 1940 in any material respect; or
     (z) Belvedere Capital or the Portfolio shall suspend the redemption of all or any portion of the Belvedere Equity Interests or the Equity Interests of the Portfolio, or Belvedere Capital or the Portfolio shall fail to timely pay, or suspends the payment of, any redemption proceeds with respect to such Equity Interests, or Belvedere Capital or the Portfolio shall cause or permit an adverse change to the redemption procedures of Belvedere Capital or the Portfolio, other than a suspension due to the right of a shareholder to redeem being suspended and the payment of the redemption price deferred when (w) the New York Stock Exchange is closed, (x) during any period when trading on the New York Stock Exchange is restricted, (y) during any emergency as determined by the Securities and Exchange Commission, and (z) during any other period permitted by order of the Securities and Exchange Commission for the protection of investors; or
     (aa) Belvedere Capital shall enter into any contract, agreement or other instrument requiring it to delay or suspend redemption of Belvedere Equity Interests without the prior written consent of Administrative Agent; or

     (bb) a fraud by any key employees of Borrower, Belvedere Capital, or the Portfolio shall occur that has or could reasonably be expected to have a Material Adverse Effect; or
     (cc) the ratio of Belvedere Capital’s Total Assets to Total Liabilities (excluding the amount of any Equity Interests of Belvedere Capital submitted for redemption but not yet redeemed in the ordinary course of business) shall at any time be less than 10:1; or
     (dd) Belvedere Capital shall incur any Debt (including, without limitation, any contingent liabilities with respect to any Guarantee or indemnity in favor of any Person) other than Permitted Belvedere Capital Debt or suffer or permit to exist any Liens on its assets other than the Permitted Belvedere Capital Liens; or
     (ee) Belvedere Capital shall fail to provide Administrative Agent with a pro-forma balance sheet upon the request of Administrative Agent in accordance with its rights set forth in the Consent and Acknowledgment Agreement; or
     (ff) Without obtaining the prior written consent of Administrative Agent, Borrower, Investment Adviser, or Manager submits unilateral instructions to Custodian (i) for a withdrawal of Collateral from the Custody Account which individually or in the aggregate would result in Collateral with a Value in excess of the Daily Withdrawal Limit to be withdrawn from the Custody Account on the same Business Day, or (ii) for a withdrawal of Belvedere Equity Interests from the Custody Account other than in connection with a redemption request duly submitted to Borrower by one of Borrower’s investors.
then, and in any such event, Administrative Agent shall at the request of, or may with the consent of, the Required Lenders (i) declare the Advances, all accrued interest thereon, all fees (including, without limitation, the Minimum Utilization Fee, if any) and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Advances, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in the above clause(f), (x) the Advances, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Facility Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the obligation of each Lender to make Advances shall automatically be terminated. In addition to the foregoing, upon the occurrence of an Event of Default, Administrative Agent or Collateral Agent may, at its option, instruct the Custodian to cancel any open orders and close any and all outstanding Swap Contracts with a BAC-ML Entity, transfer any or all of the Equity Interests owned by Borrower in Belvedere Capital, or any other Person which constitute Collateral to Administrative Agent or Collateral Agent or its respective designee, transfer the whole or any part of the Collateral into its name or the name of its nominee or to notify the obligors on any Collateral to make payment to Administrative Agent or Collateral Agent or its nominee of any amounts due thereon and to take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Equity Interests owned by Borrower in Belvedere Capital, or any other Person which constitute Collateral or other Collateral, withdraw and/or sell any or all of the Equity Interests owned by Borrower in

Belvedere Capital, or any other Person which constitute Collateral or other Collateral and apply any such Collateral as well as the proceeds of any such Pledged Securities or other Collateral to all unpaid Obligations in such order as the applicable Agent defines in its sole discretion. Borrower will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.
SECTION 6.02. Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Advances have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
     (a) First, to payment of all fees, costs (including reasonable fees, charges and disbursements of counsel to Administrative Agent), indemnities, liabilities, obligations and expenses incurred by or owing to any Agent with respect to this Agreement, the other Facility Documents, and the Collateral, ratably among them in proportion to the respective amounts described in this clause First payable to them;
     (b) Second, to payment of all fees, costs (including reasonable fees, charges and disbursements of counsel to a Lender), indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Facility Documents, and the Collateral, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     (c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations arising under the Facility Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     (d) Fourth, to payment of the principal amount of the Obligations (other than Obligations with respect to Secured Swap Contracts) outstanding, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth;
     (e) Fifth, to payment of Obligations then owing under Secured Swap Contracts, ratably among the Secured Swap Counterparties in proportion to the respective amounts described in this clause Fifth held by them;
     (f) Sixth, to payment of any other Obligations owing to any Agent or any Lender under any Facility Document; and
     (g) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with any supporting documentation reasonably requested by Administrative Agent, prior to the application of any funds under this Section 6.02. Each Secured Swap Counterparty that is not a party to this Agreement and has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article VII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VII
AGENTS
SECTION 7.01. Appointment and Authority. Each of Lenders hereby irrevocably appoints Bank of America, N.A., London Branch, to act on its behalf as Administrative Agent, ML Pro, Collateral Agent hereunder and under the other Facility Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of Lenders hereby irrevocably appoints ML Pro to act on its behalf as Calculation Agent hereunder and under the other Facility Documents and authorizes Calculation Agent to take such actions on its behalf and to exercise such powers as are delegated to Calculation Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Agents shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. The provisions of this Article are solely for the benefit of the Agents and Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.
          Except as otherwise specified herein or in any other Facility Documents, all actions taken by the Agents on behalf of Lenders pursuant to this Agreement or the other Facility Documents, and all amounts realized by the Agents on behalf of Lenders under or in respect of this Agreement and the other Facility Documents, shall be for the ratable benefit of all of Lenders Ratably.
SECTION 7.02. Rights as a Lender. If the Person serving as an Agent hereunder also acts as a Lender hereunder, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.
SECTION 7.03. Exculpatory Provisions.
     (a) The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents. Without limiting the generality of the foregoing, each Agent:
               (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred;
               (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that such Agent is required to exercise, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Facility Document or applicable Law; and
               (iii) shall not, except as expressly set forth herein and in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
     (b) Until an Agent shall have received directions from the Required Lenders to take action upon the occurrence of a Default or Event of Default, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to the Default or Event of Default as it shall deem advisable in the best interest of Lenders.
     No Agent or any of its Related Parties shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Facility Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent may at any time request instructions from Required Lenders with respect to any actions or approvals, which by the terms of this Agreement or any of the Facility Documents, such Agent is permitted or required to take or to grant. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Facility Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders and, upon receipt of such instructions from Required Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Facility Documents in accordance with the instructions of Required Lenders.
     The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the Facility Documents, or as to the use of the proceeds of the Advances, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. The Agents shall not be required to make any disclosures with respect to the foregoing except as expressly set forth in the Facility Documents.
     Except as otherwise specifically set forth in this Agreement, any and all actions (including, without limitation, waivers, consents and/or approvals) that may be or are required to be taken by a Lender under this Agreement or any other Facility Document, other than with respect to the making of Advances, shall be carried out by Administrative Agent on behalf of such Lender. In no event shall any Lender take any such actions under this Agreement or any other Facility Document other than through the Agents.
SECTION 7.04. Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, which by its terms must be fulfilled to the satisfaction of a Lender, such Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Facility Document by or through any one or more agents, sub-agents, affiliates or employees appointed by such Agent. Each Agent and any such agents, sub-agent, affiliates or employees may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents, affiliates or employees and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.
SECTION 7.06. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Lenders acting unanimously shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by Lenders or an appointed successor does not accept such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (except that if any Collateral is then held by Administrative Agent on behalf of Lenders under any of the Facility Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Lenders acting unanimously appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Facility Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Facility Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 7.07. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, performed its own analysis and made its own decision (credit, legal and otherwise) to enter into this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to perform its own analysis and make its own decisions (credit, legal and otherwise) in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08. Collateral. Each Lender hereby further authorizes Administrative Agent and Collateral Agent to enter into the Facility Documents as secured party on behalf of and for the benefit of Administrative Agent, Lenders and Secured Swap Counterparties and agrees to be bound by the terms of the Facility Documents. Administrative Agent and Collateral Agent are each hereby authorized to hold all Collateral pledged pursuant to any Facility Document and to act on behalf of Lenders in respect of the Pledge Agreement and the Control Agreement; provided, that such Agents shall not agree to the release of any Collateral except in accordance with the terms of this Agreement and the other Facility Documents. Lenders acknowledge that the Advances, all interest, fees and expenses and other obligations hereunder, and the Secured Swap Contracts constitute one Debt, secured pari passu by all of the Collateral.
SECTION 7.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Advances shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Total Accrued Loan Amount and all other obligations that are owing and unpaid to the Agents or Lenders under the Facility Documents and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and the Agents and their respective agents and counsel and all other amounts due Lenders and the Agents under the Facility Documents) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due Administrative Agent under the Facility Documents.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by Borrower hereunder or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 7.10. Secured Swap Contracts. Except as otherwise expressly set forth herein, no Secured Swap Counterparty that obtains the benefits of Section 6.02, any Collateral by virtue of the provisions hereof or any Facility Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Facility Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, if applicable, and, in such case, only to the extent expressly provided in the Facility Documents. Notwithstanding any other provision of this Article VII to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Contracts. No Agent or any of its Related Parties shall be liable to Secured Swap Counterparty for any action taken or omitted by any Agent under or in connection with any of the Facility Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing and signed by Required Lenders and Borrower, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 3.01(a) or Section 3.02(b) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender (other than an increase made pursuant to and in accordance with Section 2.17, which shall not require the consent of any Lender);
     (c) postpone any date fixed by this Agreement or any other Facility Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Facility Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Facility Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the default rate as set forth in Section 2.05(b) or to waive any obligation of Borrower to pay interest at such rate;
     (e) change Section 2.11(d), Section 2.16, or Section 8.14(b) without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release a substantial portion of the Collateral without the written consent of each Lender and each Secured Swap Counterparty;
     (h) change the definition of “Obligations,” “Secured Swap Counterparty” or “Secured Swap Contract” or the provisions of Section 6.02 in a manner materially adverse to any Secured Swap Counterparty without the consent of such Swap Counterparty;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. For the avoidance of doubt, no amendment or waiver of any provision of this Agreement or any other Facility Document shall (a) require the consent of any Separate Borrower or (b) impact the terms of the “Facility” of the Separate Borrowers unless such amendment or waiver states that such amendment or waiver applies to each of Borrower and the Separate Borrowers.
SECTION 8.02. Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)	if to Borrower, to:

To the relevant Borrower
c/o Eaton Vance Management
2 International Place
Boston, MA 02110
Attention: Chief Legal Officer
Phone Number: (617) 482 — 8260
Fax Number: (617) 672 — 1054
E-mail: fmarius@eatonvance.com

With a copy to:

Attention: Maureen A. Gemma, Vice President c/o Eaton Vance Management 2 International Place Boston, MA 02110 Phone Number: (617) 672 – 8305 Fax Number: (617) 672 – 1305 E-mail: mgemma@eatonvance.com

With a copy to:

Attention: Andrew Frenette, REIG, Director of Finance
c/o Eaton Vance Management
2 International Place
Boston, MA 02110
Phone Number: (617) 672 – 8380
Fax Number: (617) 672 – 1380
E-mail: afrenette@eatonvance.com;

(ii)	if to Administrative Agent, to:

Attention: Gary Durrell Phone Number: +44 208 695-3090 Fax Number: +44 208 313-2149 E-mail: gary.durrell@bankofamerica.com
          (iii) if to a Lender, to it at its address (or telecopier number) set forth in Schedule III or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
     (b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

     (d) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise, of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.
SECTION 8.04. Costs and Expenses; Indemnification; Damage Waiver.
     (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Facility Documents, including its rights under this Section, or (B) in connection with Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.
     (b) Indemnification by Borrower. Borrower shall indemnify each Agent (and any subagent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document (including any obligations or losses incurred in connection with the indemnification provisions under the Control Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share determined as of the time that the applicable unreimbursed expense or indemnity payment is sought, of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (c) are subject to the provisions of Section 2.16(c).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 8.05. Assignments and Participations.
     (a) Subject to the terms and conditions herein, any Lender may, upon notice to Administrative Agent and with the prior written consent of Borrower, as determined in its sole discretion, assign to any Person (other than Borrower or an Affiliate of Borrower) all or a portion of its respective rights and obligations under this Agreement (including, but not limited to, all or a portion of the Advances); provided, however, that no such consent shall be required if (i) a Lender assigns or all or any portion of its obligations to any other Lender, Administrative Agent or any Affiliate thereof or (ii) an Event of Default shall have occurred. The parties to each such assignment shall execute and deliver to Administrative Agent for its acceptance, the Assignment and Assumption, whereupon such assignee, to the extent of the assigned interest, shall be a “Lender” hereunder.
     (b) Notwithstanding the foregoing, if a Lender assign any of its rights or obligations under this Facility it must also assign to the same assignee the same amount of rights and obligations under the Separate Facility Documents of each Separate Borrower.
     (c) Solely upon the request of Administrative Agent, the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500. The assignee, if it is not a Lender, shall deliver to Administrative Agent such information as Administrative Agent shall reasonably request.
     (d) By executing and delivering an assignment, the assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in the Assignment and Assumption, such assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into such assignment; (iv) such assignee will, independently and without reliance upon any Agent or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (e) Upon its receipt of the Assignment and Assumption executed by an assignor and an assignee, Administrative Agent shall record the information contained therein in the Register and give prompt notice thereof to Borrower.
     (f) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in London, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (g) Any Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall sell to the same participant the same amount of rights and obligations under the Separate Facility Documents of each Separate Borrower, (iv) Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) in any bankruptcy proceeding in respect of Borrower, such Lender shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in the name of such Lender (whether such rights or obligations are for such Lender’s own account or for the account of any participant), and (vi) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement, or to consent to any departure by Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation.
     (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.05 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or any of its Affiliates furnished to such Lender by or on behalf of Borrower.
     (i) Except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement or if an Event of Default shall have occurred hereunder, the aggregate value of the rights being assigned to such assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $15,000,000 and shall be in an integral multiple of $5,000,000.
     (j) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 8.06. Replacement of Lenders. If (i) there is any Lender hereunder that is not a BAC-ML Entity, and (ii) a Lender requests compensation under Section 2.10, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.05), all of its interests, rights and obligations under this Agreement and the related Facility Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
     (b) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and
     (c) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
SECTION 8.07. Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement and each other Facility Document (other than the Control Agreement) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.
     (b) Submission to Jurisdiction. Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Facility Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against Borrower or the properties of either such party in the courts of any jurisdiction.
     (c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
     (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).
SECTION 8.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 8.09. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Facility Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.10. Survival. Article VII and the obligations of Borrower under Sections 2.02(b), 2.10, 2.12, 2.14, 8.04, 8.07, 8.10, 8.14 and 8.15 shall survive the repayment of the Advances and the termination of the Facility evidenced hereby. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and neither Administrative Agent nor any Lender shall not be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, Administrative Agent or Calculation Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.
SECTION 8.11. Survival of Representations. All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.
SECTION 8.12. Confidentiality. Neither the Agents nor Lenders (such person, the “Disclosing Party”) shall disclose any Confidential Information to any other Person without the consent of Borrower (or the Manager acting on its behalf) (the “Protected Party”), and the Agents and Lenders shall use the Confidential Information only in connection with the transactions contemplated by the Facility Documents and not for any other purpose, except that Confidential Information may be disclosed by the Disclosing Party (a) to its Affiliates and their investors, directors, officers, employees and agents, including accountants, legal counsel and other advisors (the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in accordance with the terms of this Section 8.12), (b) to the extent requested by any Governmental Authority or other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over a party and/or its Representatives), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Facility Documents or the enforcement of rights hereunder and thereunder, (e) to a potential transferee or assignee and its agents and advisors in accordance with Section 8.05 if such transferee or assignee agrees to be bound by an agreement containing substantially similar terms as this Section 8.12, (f) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of the Protected Party, or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 8.12 or (ii) becomes available to the Disclosing Party on a non confidential basis from a source other than the Protected Party. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. As used in this Section 8.12, the term “Confidential Information” shall mean information received by an Agent or Lender from Belvedere Capital, Manager, Investment Advisor, or Borrower in connection with the transaction contemplated by the Facility Documents.
SECTION 8.13. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrower and Administrative Agent, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (ii)(A) Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) Administrative Agent has no any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (iii) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Administrative Agent has no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 8.14. Right of Setoff.
     (a) Upon the occurrence of an Event of Default, each Lender, Administrative Agent and their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of Borrower or any of its Affiliates against and on account of the obligations and liabilities of Borrower or such Affiliate to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of such Lender or Administrative Agent different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Set-off Party under this Section 8.14 are in addition to other rights and remedies (including other rights of setoff) that such Lender or Administrative Agent, or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (b) If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) other than as a result of an assignment or participation pursuant to Section 8.05 on account of (i) obligations due and payable to such Lender hereunder at such time in excess of its Ratable Share (according to the proportion of (A) the amount of such obligations due and payable to such Lender at such time to (B) the aggregate amount of the obligations due and payable to all Lenders hereunder at such time) of payments on account of the obligations due and payable to all Lenders hereunder at such time obtained by all Lenders at such time, or (ii) obligations owing (but not due and payable) to such Lender hereunder at such time in excess of its Ratable Share (according to the proportion of (A) the amount of such obligations owing to such Lender at such time to (B) the aggregate amount of the obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the obligations owing (but not due and payable) to all Lenders hereunder at such time obtained by all of Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment Ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s Ratable Share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. If any Lender who so obtains any payment in excess of its Ratable Share fails to purchase from the other Lenders such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment Ratably with each of them, Administrative Agent shall forthwith have the power to deduct the amount of such payments from any obligations due and payable to such Lender or from obligations owing (but not due and payable) to such Lender hereunder at such time and from time to time thereafter and shall distribute such amounts to the other Lenders as shall be necessary to, in effect, result in such Lender having shared the excess payment Ratably with each of the other Lenders. Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 8.14(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of Borrower in the amount of such interest or participating interest, as the case may be.
SECTION 8.15. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to any Lender or Administrative Agent under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following such Lender’s or Administrative Agent’s receipt of any sum adjudged in the Judgment Currency Lender or Administrative Agent, as applicable, may purchase with the Judgment Currency and (b) to indemnify and hold harmless such Lender or Administrative Agent against any deficiency in terms of Dollars in the amounts actually received by Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender or Administrative Agent, and shall survive the termination of this Agreement.
SECTION 8.16. Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
SECTION 8.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower in accordance with the Act.
SECTION 8.18. Grant of Right of First Refusal. From the Closing Date to the Initial Funding Date, Borrower grants to each Lender, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Borrower, a right of first refusal with respect to any Proposed Alternative Financing on the terms set forth in Section 5.02(q).
SECTION 8.19. Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.
SECTION 8.20. Non-Recourse. Each Agent and Lender hereby agrees for the benefit of each and every shareholder, member, equity holder, employee, officer, director and trustee of Borrower, Belvedere Capital, the Portfolio, the Manager, the Investment Advisor, and any successor, assignee, heir, estate, administrator or personal representative of any such person (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of Borrower under this Agreement or the Facility Documents; (b) no claim against any Non-Recourse Person (including pursuant to any right of set-off under Section 8.14) may be made for any obligation of Borrower under this Agreement or any other Facility Documents, whether for payment of principal of, or interest on, the Advances or for any fees, costs, expenses or other amounts payable by Borrower hereunder or thereunder, or otherwise; and (c) the obligations of Borrower under this Agreement or any other Facility Documents are enforceable against Borrower and Borrower’s properties and assets. Nothing contained in this Section shall be construed as limiting Collateral Agent’s and Administrative Agent’s rights against the Custodian in its capacity as custodian and account carrier under the Control Agreement.
[END OF TEXT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWERS: BELCREST CAPITAL FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	Vice President

Signature Page to Master Credit Agreement

BELPORT CAPITAL FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	Vice President

Signature Page to Master Credit Agreement

BELROSE CAPITAL FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	Vice President

Signature Page to Master Credit Agreement

BELSHIRE CAPITAL FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	Vice President

Signature Page to Master Credit Agreement

BELTERRA CAPITAL FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	Vice President

Signature Page to Master Credit Agreement

BELVEDERE EQUITY FUND LLC, as Borrower
By:	Eaton Vance Management,
its Manager

By:	/s/ Andrew Frenette
	Name:	Andrew Frenette
	Title:	VP

[Additional signature pages follow]
Signature Page to Master Credit Agreement

LENDER: BANK OF AMERICA, N.A., LONDON BRANCH, as Lender
By:	/s/ Phillip Meyrick
	Name:	PHILLIP MEYRICK
	Title:	SVP

[Additional signature pages follow]
Signature Page to Master Credit Agreement

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., LONDON BRANCH, as Administrative Agent
By:	/s/ Phillip Meyrick
	Name:	PHILLIP MEYRICK
	Title:	SVP

Signature Page to Master Credit Agreement